Exhibit 10(a)
EXECUTION VERSION

FIVE YEAR CREDIT AGREEMENT
dated as of September 27, 2019
among
ILLINOIS TOOL WORKS INC.,
THE LENDERS,
JPMORGAN CHASE BANK, N.A.,
as Agent,
and
CITIBANK, N.A.,
as Syndication Agent
JPMORGAN CHASE BANK, N.A.,
and
CITIBANK, N.A.
as Joint Lead Arrangers and Joint Bookrunners

ARTICLE I DEFINITIONS                                1

Section 1.1    Defined Terms                                    1
Section 1.2    Currency Symbols and Definitions                        22
Section 1.3    Interest Rates; LIBOR Notification                        22
Section 1.4    Divisions                                    23

ARTICLE II THE CREDITS                                23

Section 2.1    The Facility                                    23
Section 2.2    Amount of Facility                                23
Section 2.3    Ratable Advances                                24
Section 2.4    Competitive Bid Advances                            26
Section 2.5    Method of Borrowing                                30
Section 2.6    Fees; Reduction and Increase of Aggregate Commitment; Extension of Termination Date                                        30
Section 2.7    Minimum Amount of Each Advance                        35
Section 2.8    Optional Principal Payments                            35
Section 2.9    Changes in Interest Rate; Alternate Rate of Interest                35
Section 2.10    Rate After Maturity                                37
Section 2.11    Method of Payment                                37
Section 2.12    Noteless Agreement; Evidence of Indebtedness                38
Section 2.13    Telephonic Notices                                38
Section 2.14    Interest Payment Dates; Interest and Fee Basis                39
Section 2.15    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions                                            39
Section 2.16    Lending Installations                                39
Section 2.17    Non‑Receipt of Funds by the Agent                        40
Section 2.18    Borrowing Subsidiaries                            40
Section 2.19    Market Disruption                                40
Section 2.20    Judgment Currency                                41
Section 2.21    Defaulting Lenders                                41

ARTICLE III YIELD PROTECTION; TAXES                        42

Section 3.1    Yield Protection                                42
Section 3.2    Changes in Capital Adequacy Regulations                    43
Section 3.3    [Reserved]                                    43
Section 3.4    Funding Indemnification                            44
Section 3.5    Withholding of Taxes; Gross-Up                        44
Section 3.6    Mitigation of Additional Costs or Adverse Circumstances            47
Section 3.7    Lender Statements; Survival of Indemnity                    48

ARTICLE IV CONDITIONS PRECEDENT                        49

Section 4.1    Effectiveness                                    49
Section 4.2    Initial Advance to Each Borrowing Subsidiary                50
Section 4.3    Each Advance                                    50

ARTICLE V REPRESENTATIONS AND WARRANTIES                                        51

Section 5.1    Corporate Existence and Standing                        51
Section 5.2    Authorization and Validity                            51
Section 5.3    No Conflict; Government Consent                        51
Section 5.4    Financial Statements                                52
Section 5.5    Material Adverse Change                            52
Section 5.6    Taxes                                        52
Section 5.7    Litigation                                    52
Section 5.8    Material Subsidiaries                                52
Section 5.9    ERISA                                        52
Section 5.10    Full Disclosure                                53
Section 5.11    Title to Properties                                53
Section 5.12    Patents and Trademarks                            53
Section 5.13    No Defaults                                    53
Section 5.14    Investment Company Act                            53
Section 5.15    Compliance with Environmental Laws                    53
Section 5.16    Regulations U and X                                54
Section 5.17    Contingent Obligations                            54
Section 5.18    Anti-Corruption Laws, Etc                            54
Section 5.19    EEA Financial Institutions                            54

ARTICLE VI COVENANTS                                54

Section 6.1    Financial Reporting                                54
Section 6.2    Use of Proceeds                                55
Section 6.3    Notice of Default                                55
Section 6.4    Corporate Existence                                55
Section 6.5    Taxes                                        56
Section 6.6    Insurance                                    56
Section 6.7    Compliance with Laws                            56
Section 6.8    Inspection                                    56
Section 6.9    Sale of Assets; Merger and Consolidation                    56
Section 6.10    Liens                                        57
Section 6.11    Minimum Interest Coverage Ratio                        58
Section 6.12    Anti-Corruption Laws, Etc                            58

ARTICLE VII DEFAULTS                                    58

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES                                            60

Section 8.1    Acceleration                                    60
Section 8.2    Amendments                                    60
Section 8.3    Preservation of Rights                                62

ARTICLE IX GUARANTY                                    63

Section 9.1    Guaranty                                    63
Section 9.2    Waivers                                    63
Section 9.3    Guaranty Absolute                                63
Section 9.4    Subrogation                                    64
Section 9.5    Limitation on Obligations                            64
Section 9.6    Acceleration                                    65
Section 9.7    Termination Date                                65
Section 9.8    Foreign Currency                                65

ARTICLE X GENERAL PROVISIONS                            65

Section 10.1    Survival of Representations                            65
Section 10.2    Governmental Regulation                            66
Section 10.3    Headings                                    66
Section 10.4    Entire Agreement                                66
Section 10.5    Several Obligations; Benefits of this Agreement                66
Section 10.6    Expenses; Indemnification                            66
Section 10.7    Numbers of Documents                            67
Section 10.8    Accounting                                    67
Section 10.9    Severability of Provisions                            68
Section 10.10    Nonliability of Lenders                            68
Section 10.11    Confidentiality                                68
Section 10.12    Material Non-Public Information                        69
Section 10.13    Nonreliance                                    69
Section 10.14    Disclosure                                    69
Section 10.15    USA Patriot Act                                69
Section 10.16    Acknowledgement and Consent to Bail-In of EEA Financial Institutions    70
Section 10.17    No Fiduciary Duty                                70
Section 10.18    Existing Credit Agreement                            71
Section 10.19    Interest Rate Limitation                            71
Section 10.20    Acknowledgement Regarding Any Supported QFCs                71

ARTICLE XI THE AGENT                                    72

ARTICLE XII SETOFF; RATABLE PAYMENTS                                            77

Section 12.1    Setoff                                        77
Section 12.2    Ratable Payments                                77

ARTICLE XIII BENEFIT OF AGREEMENT; PARTICIPATIONS; ASSIGNMENTS                                        78

Section 13.1    Successors and Assigns                            78
Section 13.2    Participations                                    78
Section 13.3    Assignments                                    80
Section 13.4    Dissemination of Information                            81
Section 13.5    Tax Treatment                                    81

ARTICLE XIV NOTICES; ELECTRONIC PLATFORMS                                        82

Section 14.1    Notices                                    82
Section 14.2    Change of Address                                82
Section 14.3    Electronic Platforms                                82

ARTICLE XV COUNTERPARTS                                83

ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL                                            83

Section 16.1    CHOICE OF LAW                                83
Section 16.2    CONSENT TO JURISDICTION                        84
Section 16.3    WAIVER OF JURY TRIAL                            84

SCHEDULES

SCHEDULE I        --    Euro-Currency Payment Offices of the Agent

SCHEDULE II    --    Lenders’ Commitments

SCHEDULE III    --    Pricing Schedule

EXHIBITS

EXHIBIT A-1    --    Ratable Note

EXHIBIT A-2    --    Competitive Bid Note

EXHIBIT B-1    --    Form of Company Opinion

EXHIBIT B-2    --    Form of Subsidiary Opinion

EXHIBIT C    --    Form of Ratable Borrowing Notice

EXHIBIT D    --    Competitive Bid Quote Request

EXHIBIT E    --    Invitation for Competitive Bid Quotes

EXHIBIT F    --    Competitive Bid Quote

EXHIBIT G    --    Assignment and Assumption Agreement

EXHIBIT H    --    Form of Assumption Letter

EXHIBIT I    --    Compliance Certificate

EXHIBIT J    --    Lender Assumption Agreement

EXHIBIT K    --    Form of U.S. Tax Compliance Certificate

FIVE YEAR CREDIT AGREEMENT

This Five Year Credit Agreement, dated as of September 27, 2019, is among Illinois Tool Works Inc., any Borrowing Subsidiaries which may become a party hereto from time to time, the Lenders, JPMorgan Chase Bank, N.A., a national banking association having its principal office in New York, New York, as Agent, and Citibank, N.A., as Syndication Agent.

RECITALS

WHEREAS, the Company has requested the Lenders to make financial accommodations to it in the aggregate principal amount of up to $2,500,000,000 (with provisions herein allowing for an increase in the aggregate principal amount to up to $4,500,000,000), the proceeds of which the Company and certain of its subsidiaries will use to refinance the Existing Credit Agreement and for general corporate needs, including, without limitation, Acquisitions by the Company and its subsidiaries; and

WHEREAS, the Lenders are willing to extend such financial accommodations on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Lenders and the Agent agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Defined Terms. As used in this Agreement:

“Absolute Rate” means, with respect to an Absolute Rate Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by a Borrower pursuant to Section 2.4.

“Absolute Rate Advance” means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the Borrower at the same time and for the same Absolute Rate Interest Period.

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.4.

“Absolute Rate Interest Period” means, with respect to an Absolute Rate Advance or an Absolute Rate Loan, a period of not less than 30 and not more than 270 days commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

“Absolute Rate Loan” means a Loan which bears interest at an Absolute Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any Subsidiary (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least 25% (i) (in number of votes) of the equity securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or (ii) (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Advance for any Eurocurrency Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) if denominated in Dollars, (i) the LIBO Rate for such Eurocurrency Interest Period multiplied by (ii) the Statutory Reserve Rate, and (b) if denominated in another Agreed Currency, the LIBO Rate for such Eurocurrency Interest Period.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Advance” means a Ratable Advance or a Competitive Bid Advance.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means JPMorgan, in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article XI; provided, that JPMorgan shall be permitted to employ any of its Affiliates, including but not limited to, J.P. Morgan Europe Limited, as a contractual representative of the Lenders with respect to Agreed Currencies other than Dollars.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof.

“Agreed Currencies” means (a) Dollars, (b) so long as such currencies remain Eligible Currencies, Australian Dollars, British Pounds Sterling, Canadian Dollars, Japanese Yen, and the Euro, and (c) any other Eligible Currency which the Company requests the Agent to include as an Agreed Currency hereunder and which is acceptable to the Agent and all of the Lenders. For the purposes of this definition, each of the specific currencies referred to in clause (b) above shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g., “Australian Dollars” means the lawful currency of Australia.

“Agreement” means this Five Year Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time in the United States.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.9.2(b), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its Affiliates concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” shall mean any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the USA Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Commitment Fee Rate” means the percentage rate per annum which is applicable to the Commitment Fee as set forth on the Pricing Schedule.

“Approved Electronic Platform” is defined in Section 11.2(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, collectively, JPMorgan and Citibank, N.A. and their successors, in their capacity as Joint Lead Arrangers and Joint Bookrunners.

“Article” means an Article of this Agreement unless another document is specifically referenced.

“Assuming Lender” means a bank or other entity that (a) is not an Ineligible Institution, (b) has been consented to by the Agent (which consent shall not be unreasonably withheld or delayed) and (c) becomes a Lender pursuant to Section 2.6(c) or 2.6(d).

“Assumption Letter” means a letter of a Subsidiary of the Company addressed to the Lenders in substantially the form of Exhibit H hereto pursuant to which such Subsidiary agrees to become a “Borrowing Subsidiary” and agrees to be bound by the terms and conditions hereof.

“AUD Screen Rate” means, with respect to any Interest Period, the average bank bill reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of that rate) for bills of exchange with a tenor equal to the relevant period displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion) at or about 10:30 a.m. (Melbourne, Australia time) on the Quotation Day for such Interest Period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority or instrumentality thereof under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary and “Borrowers” means, collectively, the Company and each Borrowing Subsidiary.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” means a Competitive Bid Borrowing Notice or a Ratable Borrowing Notice, as the context may require.

“Borrowing Subsidiary” means any Subsidiary duly designated by the Company pursuant to Section 2.18 hereof to request Advances hereunder, which Subsidiary shall have delivered to the Agent an Assumption Letter in accordance with Section 2.18.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Eurocurrency Advance for a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any Non-Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of that currency and, if the Advance which is the subject of a borrowing, payment or rate selection is denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro.

“Capitalized Lease” means any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“CDOR Screen Rate” means, with respect to any Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal to the relevant period displayed on CDOR01 page of the Reuters Monitor Service (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion) at or about 10:15 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the United States Securities and Exchange Commission thereunder as in effect on the date hereof) of fifty percent (50%) or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” is defined in Section 10.19.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means (a) with respect to each Lender party hereto as of the Execution Date, the obligation of such Lender to make Ratable Loans not exceeding the amount set forth on Schedule II hereto, and (b) with respect to each Lender that becomes a Lender after the Execution Date, the obligation of such Lender to make Ratable Loans not exceeding the amount set forth opposite its signature on the signature page to the Assignment and Acceptance or in the Assumption Agreement, in each case as it may be modified as a result of any assignment that has become effective pursuant to Section 13.3.3 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Date” is defined in Section 2.6(c)(i).

“Commitment Fee” is defined in Section 2.6(a)(i).

“Commitment Increase” is defined in Section 2.6(c)(i).

“Communications” is defined in Section 11.2.

“Company” means Illinois Tool Works Inc., a Delaware corporation, and its successors and assigns.

“Competitive Bid Advance” means a borrowing hereunder made by some or all of the Lenders on the same Borrowing Date and consisting of the aggregate amount of the several Competitive Bid Loans of the same Type and for the same Interest Period.

“Competitive Bid Borrowing Notice” is defined in Section 2.4.6.

“Competitive Bid Loan” means a Eurocurrency Bid Rate Loan or an Absolute Rate Loan, or both, as the case may be.

“Competitive Bid Margin” means the margin above or below the applicable Adjusted LIBO Rate offered for a Eurocurrency Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Adjusted LIBO Rate.

“Competitive Bid Note” means any promissory note issued at the request of a Lender pursuant to Section 2.12 to evidence its Competitive Bid Loans in the form of Exhibit A-2 hereto.

“Competitive Bid Quote” means a Competitive Bid Quote substantially in the form of Exhibit F hereto completed and delivered by a Lender to the Agent in accordance with Section 2.4.4.

“Competitive Bid Quote Request” means a Competitive Bid Quote Request substantially in the form of Exhibit D hereto completed and delivered by the Borrower to the Agent in accordance with Section 2.4.2.

“Computation Date” is defined in Section 2.2.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Total Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary non-cash charges for such period and (v) any non-cash charges for such period related to plant closings or other restructurings of operations or to the writedown of assets (excluding, for the avoidance of doubt, any additions to bad debt reserves or bad debt expense and any such non-cash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period), and minus (b) without duplication and to the extent included in determining such

Consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Net Income” means, for any period, for any Person and its Subsidiaries on a consolidated basis (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or other similar obligation; provided that any such income so excluded may be included in such period or any later period to the extent of any cash dividends or advances actually paid in the relevant period to such parent or any Wholly-Owned Subsidiary of such parent), cumulative net income from continuing operations earned during such period as determined in accordance with Agreement Accounting Principles.

“Consolidated Subsidiary” means at any time any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such time in accordance with Agreement Accounting Principles.

“Consolidated Total Assets” means, as of any date of determination, the total of all assets which would appear on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with Agreement Accounting Principles (with inventory being valued at the lower of cost or market) as reflected in the financial statements most recently delivered by the Company pursuant to Section 6.1(a) or (b).

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.3.4.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” is defined in Section 10.20.

“Default” means an event described in Article VII.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Specified Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Specified Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Specified Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Specified Party’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a (I) Bankruptcy Event or (II) Bail-in Action.

“Designated Person” means any Person listed on a Sanctions List.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Agreed Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Agreed Currency last provided (either by publication or otherwise provided to the Agent) by the applicable Thomson Reuters Corp., Refinitiv, or any successor source thereto (“Reuters”) on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Agreed Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Agent using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Agent using any method of determination it deems appropriate in its reasonable discretion.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, or Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Currency” means any currency other than Dollars (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market, (d) which is convertible into Dollars in the international interbank market and (e) as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Agent, no longer readily available or freely traded or (z) in the determination of the Agent, a Dollar Equivalent of such currency is not readily calculable, the Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Agent, the Borrowers shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Eurocurrency Advance” means a Eurocurrency Ratable Advance, a Eurocurrency Bid Rate Advance, or both, as the context may require.

“Eurocurrency Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins pursuant to Section 2.4.

“Eurocurrency Bid Rate” means, with respect to a Eurocurrency Bid Rate Loan made by a given Lender for the relevant Eurocurrency Interest Period, the sum of (a) the Adjusted LIBO Rate applicable to such Interest Period, plus (b) the Competitive Bid Margin offered by such Lender and accepted by the Borrower.

“Eurocurrency Bid Rate Advance” means a Competitive Bid Advance which bears interest at a Eurocurrency Bid Rate.

“Eurocurrency Bid Rate Loan” means a Competitive Bid Loan which bears interest at a Eurocurrency Bid Rate.

“Eurocurrency Interest Period” means with respect to any Eurocurrency Advance (a) in a LIBOR Quoted Currency, the period commencing on the date of such Advance and ending on the corresponding calendar day one week thereafter or on the numerically corresponding day in the calendar month that is one, two (other than with respect to Advances denominated in Euros), three or six months thereafter, as the Company may elect, (b) with respect to any Advance in AUD, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter, as the Company may elect; and (c) with respect to any Advance in CAD, the period commencing on the date of such Advance and ending on the corresponding calendar day one week thereafter or on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Advance only, such next succeeding Business Day would fall in the next calendar week or the next calendar month, as applicable, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Advance that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

“Eurocurrency Loan” means a Eurocurrency Ratable Loan or Eurocurrency Bid Rate Loan, or both as the context may require.

“Eurocurrency Payment Office” of the Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Agent specified as the “Eurocurrency Payment Office” for such currency in Schedule I hereto or such other office, branch, affiliate or correspondent bank of the Agent as it may from time to time specify to the Company and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Ratable Advance” means a Ratable Advance which bears interest at a Eurocurrency Rate requested by a Borrower pursuant to Section 2.3.

“Eurocurrency Ratable Loan” means a Ratable Loan which bears interest at a Eurocurrency Rate requested by a Borrower pursuant to Section 2.3.

“Eurocurrency Rate” means, with respect to a Eurocurrency Ratable Advance for the relevant Eurocurrency Interest Period, the sum of the Adjusted LIBO Rate applicable to such Eurocurrency Interest Period plus the LIBOR Market Rate Spread.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 3.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(f) and (d) any withholding Taxes imposed under FATCA.

“Execution Date” means September 27, 2019.

“Exhibit” refers to an Exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means that certain Five Year Credit Agreement dated as of May 9, 2016 among the Company, the lenders named therein and JPMorgan Chase Bank, N.A., as agent, in each case, as the same has been amended, restated, supplemented or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the

Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer, Vice President Business Development/Treasury or such other officer of the Company as may be designated by the Company from time to time.

“Fixed Rate” means the Eurocurrency Rate, the Eurocurrency Bid Rate or the Absolute Rate.

“Fixed Rate Advance” means an Advance which bears interest at a Fixed Rate.

“Fixed Rate Loan” means a Loan which bears interest at a Fixed Rate.

“Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty” of any Person means any agreement by which such person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, and shall include, without limitation, the contingent liability of such Person under or in relation to any Letter of Credit, but shall exclude endorsements for collection or deposit in the ordinary course of business.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Increase Date” is defined in Section 2.6(c)(i).

“Increasing Lender” is defined in Section 2.6(c)(i).

“Indebtedness” means, with respect to the Company and each Subsidiary, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, and (vi) obligations for which such person is obligated pursuant to a Guaranty (excluding any Guaranties of obligations included in (i) through (v) above).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” means (a) a natural person, (b) the Company or any of its Affiliates or (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Interest Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Total Interest Expense for such period.

“Interest Period” means a Eurocurrency Interest Period or an Absolute Rate Interest Period.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available for the applicable currency that exceeds the Impacted Interest Period, in each case, at such time.

“Invitation for Competitive Bid Quotes” means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit E hereto, completed and delivered by the Agent to the Lenders in accordance with Section 2.4.3.

“IRS” means the United States Internal Revenue Service.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association having its principal office in New York, New York, in its individual capacity, and its successors.

“Lender Assumption Agreement” is defined in Section 2.6(c)(i)(y).

“Lenders” means the lending institutions listed on the signature pages of this Agreement and any Assuming Lender that becomes party hereto, and their respective successors and assigns.

“Lending Installation” means any office, branch, subsidiary or affiliate of a Lender or the Agent.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBO Rate” means, with respect to any Eurocurrency Advance for any applicable currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Advance for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion) or, with respect to any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency; provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“LIBOR Market Rate Spread” means, with respect to each Eurocurrency Ratable Advance, a percentage rate per annum equal to the Company’s interpolated five-year credit default swap mid-rate spread (as provided by Markit Group Limited) for the five-year period beginning on the date on which the LIBOR Market Rate Spread has most recently been set for such Eurocurrency Ratable Advance; provided, that the minimum and maximum LIBOR Market Rate Spread shall be as set forth on the Pricing Schedule. The LIBOR Market Rate Spread will be (a) obtained by the Agent from the Markit Group Limited website, and (b) set for each Eurocurrency Ratable Advance two Business Days after delivery of the related notice of borrowing and at the beginning of each subsequent Interest Period.

“LIBOR Quoted Currency” means USD, EUR, GBP and JPY.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or, in the case of a loan made pursuant to Section 2.3, any conversion or continuation thereof).

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.12 and any agreements entered into in connection herewith by a Borrower with or in favor of the Agent and/or the Lenders, including, in each case of the foregoing, any amendments, modifications or supplements thereto or waivers thereof.

“Local Screen Rates” mean the AUD Screen Rate and the CDOR Screen Rate.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, financial condition, or results of operations, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Borrowers to perform their payment obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

“Material Subsidiary” means, at any time, any Subsidiary which as of such time has assets in excess of $50,000,000.

“Maximum Liability” is defined in Section 9.5(a).

“Maximum Rate” is defined in Section 10.19.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Non-Consenting Lender” is defined in Section 2.6(d).

“Non-Quoted Currency” means each of AUD and CAD.

“Note” means, collectively, all of the Competitive Bid Notes and all of the Ratable Notes which may be issued hereunder, and “Note” means any one of the Notes.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Original Currency” is defined in Section 2.11(b).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 3.6).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participants” is defined in Section 13.2.1.

“Participant Register” is defined in Section 13.2.4.

“Payment Date” means (a) with respect to any Floating Rate Loan, the last day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Eurocurrency Advance with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Company or any member of the Controlled Group may have any liability.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pricing Schedule” means Schedule III hereto.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasers” is defined in Section 13.3.1.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” is defined in Section 10.20.

“Quotation Day” means, with respect to any Eurocurrency Advance and any Interest Period, (a) if the applicable currency is GBP, AUD or CAD, the first day of such Interest Period, (b) if the applicable currency is EUR, two TARGET Days before the first day of such Interest Period or (c) for any other currency, two Business Days prior to the commencement of such Interest Period (unless a different day is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Agent).

“Ratable Advance” means a borrowing hereunder by a Borrower (a) made by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Ratable Loans of the same Type and, in the case of Eurocurrency Ratable Loans, in the same Agreed Currency and for the same Interest Period.

“Ratable Borrowing Notice” is defined in Section 2.3.3.

“Ratable Loan” means a Loan made by a Lender pursuant to Section 2.3 hereof.

“Ratable Note” means any promissory note issued at the request of a Lender pursuant to Section 2.12 to evidence its Ratable Loans in the form of Exhibit A-1 hereto.

“Recipient” means, as applicable, (a) the Agent and (b) any Lender.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulations U and X” means Regulations U and X of the Board as from time to time in effect and any successor or other regulations or official interpretations of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners, representatives and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Rentals” means and includes all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary

(whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, Taxes and similar charges. Fixed rents under any so‑called, “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Advances.

“Revolving Credit Termination Balance” means, with respect to any Borrower, the aggregate principal amount of Advances to such Borrower outstanding on the Termination Date after giving effect to any Advances made or repaid by such Borrower on such date.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business and any successor to its rating agency business.

“Sanctioned Country” means, at any relevant time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctions” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the US government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union, (iv) Her Majesty’s Treasury of the United Kingdom or (v) an EU Member State; and (b) economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce or the US Department of the Treasury.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any EU Member State or Her Majesty’s Treasury of the United Kingdom, in each case as the same may be amended, supplemented or substituted from time to time.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Specified Party” means the Agent and each other Lender.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Company and its Subsidiaries, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Supported QFC” is defined in Section 10.20.

“Syndication Agent” means Citibank, N.A.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Agent to be a suitable replacement) for the settlement of payments in Euro.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means September 27, 2024, subject to any extension thereof pursuant to Section 2.6(d), or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated and/or the Obligations of the Borrowers become due and payable pursuant to the terms hereof; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender relative to any requested extension pursuant to Section 2.6(d) shall be the Termination Date in effect immediately prior to such extension for all purposes of this Agreement (including without limitation Section 2.2.3).

“Total Interest Expense” means, for any period, for any Person and its Subsidiaries on a consolidated basis, total cash interest expense deducted in the computation of Consolidated Net Income for such period (including that attributable to Capitalized Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs of rate hedging in respect of interest rates to the extent such net costs are allocable to such period in accordance with Agreement Accounting Principles).

“Transferee” is defined in Section 13.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance, an Absolute Rate Advance, a Eurocurrency Bid Rate Advance or a Eurocurrency Ratable Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“USA Patriot Act” is defined in Section 10.15.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” is defined in Section 10.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.5(f)(ii)(B)(3).

“Wholly‑Owned”, when used in connection with any Subsidiary means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly‑Owned Subsidiaries of such Person, or by such Person and one or more Wholly‑Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Section 1.2    Currency Symbols and Definitions. As used herein, “$” and “Dollars” denote the lawful currency of the United States of America; “GBP” and “British Pounds Sterling” denote the lawful currency of the United Kingdom; “EUR” and “Euro” denote the single currency of the participating member states of the European Economic Union; “AUD” and “Australian Dollars” denote the lawful currency of the Commonwealth of Australia; “CAD” and “Canadian Dollars” denote the lawful currency of Canada; and “JPY” and “Japanese Yen” denote the lawful currency of Japan.

Section 1.3    Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.9.2(b) of this Agreement, such Section 2.9.2(b) provides a mechanism for determining an alternative rate of interest. The Agent will notify the Borrower, pursuant to Section 2.9.2, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of

“LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.9.2(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.4    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS

Section 2.1    The Facility.

2.1.1    Description of Facility. The Lenders grant to the Borrowers a revolving credit facility pursuant to which, and upon the terms and subject to the conditions herein set forth:

(a)    each Lender severally agrees to make Ratable Loans in Agreed Currencies to each of the Borrowers in accordance with Section 2.3; provided that at no time shall the Advances be outstanding hereunder in more than eight different Agreed Currencies (including Dollars); and

(b)    each Lender may, in its sole discretion, make bids to make Competitive Bid Loans in the Agreed Currencies to each of the Borrowers in accordance with Section 2.4.

Section 2.2    Amount of Facility. In no event may the Dollar Equivalent of the aggregate principal amount of all outstanding Advances (including both the Ratable Advances and the Competitive Bid Advances) to all Borrowers exceed the Aggregate Commitment. The Commitments may be terminated or reduced from time to time pursuant to Section 2.6(b) or Section 8.1, and may be increased from time to time pursuant to Section 2.6(c). The Agent will determine the Dollar Equivalent of:

(a)    each Advance as of the date two Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, and

(b)    all outstanding Advances on and as of the last Business Day of each quarter and on any other Business Day elected by the Agent in its discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Agent determines the Dollar Equivalent as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each

Advance for which a Dollar Equivalent is determined on or as of such day. If at any time the Dollar Equivalent of the sum of the aggregate principal amount of all outstanding Advances (calculated, with respect to those Advances denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Advance) exceeds the Aggregate Commitment, the Borrowers shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess.

2.2.2    Availability of Facility. Subject to the terms of this Agreement, the facility is available from the date hereof to the Termination Date, and the Borrowers may borrow, repay and reborrow at any time prior to the Termination Date. The Commitments to lend hereunder shall expire on the Termination Date. Principal payments made after the Termination Date may not be reborrowed.

2.2.3    Repayment of Facility. The Revolving Credit Termination Balance and all other unpaid Obligations shall be paid in full by the Borrowers on the Termination Date.

2.2.4    Several Obligations. Each Borrower will be severally obligated for all Advances made to such Borrower and all interest accrued with respect thereto, and no Borrower (other than the Company) will be obligated for any Advances made to any other Borrower. Except as provided in this Section 2.2.4 and as otherwise expressly provided herein, the Borrowers shall be jointly and severally liable for all other Obligations hereunder.

Section 2.3    Ratable Advances.

2.3.1    Ratable Advances. Each Ratable Advance hereunder shall consist of Loans made to a Borrower from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The aggregate outstanding amount of Competitive Bid Advances shall reduce each Lender’s Commitment ratably in the proportion such Lender’s Commitment bears to the Aggregate Commitment regardless of which Lender or Lenders make such Competitive Bid Advances.

2.3.2    Types of Ratable Advances. The Ratable Advances may be Floating Rate Advances or Eurocurrency Ratable Advances, or a combination thereof, selected by the Company in accordance with Section 2.3.3.

2.3.3    Method of Selecting Types and Interest Periods for Ratable Advances. The Company shall select the Type of Ratable Advance and, in the case of each Eurocurrency Ratable Advance, the Interest Period and Agreed Currency applicable thereto from time to time. Floating Rate Advances may only be denominated in Dollars. The Company shall give the Agent irrevocable notice (a “Ratable Borrowing Notice”) substantially in the form of Exhibit C hereto, or if the Borrower is a Borrowing Subsidiary, the Company shall, on behalf of such Borrowing Subsidiary, give a Ratable Borrowing Notice, not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance, three Business Days before the Borrowing Date for each Eurocurrency Ratable Advance denominated in Dollars and four Business Days before the Borrowing Date for each Eurocurrency Ratable Advance denominated in an Agreed Currency other than Dollars. Notwithstanding the foregoing, a Ratable Borrowing Notice for a Floating Rate Advance may be given by a Borrower not later than 15 minutes after the time which such Borrower is required to reject one or more bids offered in connection with an Absolute Rate Auction pursuant to Section 2.4.6 and a Ratable Borrowing Notice for a Eurocurrency Ratable Advance may be given not later than 15 minutes after the time such Borrower is required to reject one or more bids offered in connection with a Eurocurrency Auction pursuant to Section 2.4.6. A Ratable Borrowing Notice shall specify:

(a)    the Borrowing Date, which shall be a Business Day, of such Ratable Advance,

(b)    the aggregate amount of such Ratable Advance,

(c)    the Type of Ratable Advance selected,

(d)    in the case of each Eurocurrency Ratable Advance, the Interest Period and Agreed Currency applicable thereto (which Interest Period may not end after the Termination Date), and

(e)    whether such Ratable Advance is to be made to the Company or to a specified Borrowing Subsidiary.

2.3.4    Conversion and Continuation of Outstanding Ratable Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are either converted into Eurocurrency Advances in accordance with this Section 2.3.4 or are repaid in accordance with Section 2.8. Each Eurocurrency Ratable Advance shall continue as a Eurocurrency Ratable Advance until the end of the then applicable Eurocurrency Interest Period therefor, at which time:

(a)    such Eurocurrency Ratable Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (i) such Eurocurrency Ratable Advance is or was repaid in accordance with Section 2.8 or (ii) the Borrower to which such Eurocurrency Ratable Advance was made shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurocurrency Interest Period, such Eurocurrency Ratable Advance continue as a Eurocurrency Ratable Advance for the same or another Eurocurrency Interest Period; and

(b)    such Eurocurrency Ratable Advance denominated in an Agreed Currency other than Dollars shall be automatically continued as a Eurocurrency Ratable Advance in the same Agreed Currency with an interest period of one month unless (i) such Eurocurrency Ratable Advance is or was repaid in accordance with Section 2.8 or (ii) the Borrower to which such Eurocurrency Ratable Advance was made shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurocurrency Interest Period, such Eurocurrency Ratable Advance continue as a Eurocurrency Ratable Advance for the same or another Eurocurrency Interest Period. Subject to the terms of Section 2.7, each Borrower may elect from time to time to convert all or any part of a Floating Rate Advance made to such Borrower into a Eurocurrency Ratable

Advance. Such Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurocurrency Ratable Advance or continuation of a Eurocurrency Ratable Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation of a Eurocurrency Ratable Advance denominated in Dollars and four Business Days prior to the date of the requested conversion or continuation of a Eurocurrency Ratable Advance denominated in an Agreed Currency other than Dollars, specifying:

(x)    the requested date which shall be a Business Day, of such conversion or continuation,

(y)    the aggregate amount and Type of the Ratable Advance which is to be converted or continued, and

(z)    the amount of such Ratable Advance(s) which is to be converted into or continued as a Eurocurrency Ratable Advance and the duration of the Eurocurrency Interest Period and the Agreed Currency applicable thereto (which must end on or prior to the Termination Date).

Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as a Default is continuing (i) no outstanding Ratable Advance may be converted to or continued as a Eurocurrency Ratable Advance and (ii) unless repaid, each Eurocurrency Ratable Advance shall be converted to a Floating Rate Advance (and, in the case of any Advance denominated in an Agreed Currency, in the Dollar Equivalent thereof) at the end of the Eurocurrency Interest Period applicable thereto.

Section 2.4    Competitive Bid Advances.

2.4.1    Competitive Bid Option. In addition to Ratable Advances pursuant to Section 2.3, but subject to the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 2.2 as to the maximum aggregate principal amount of all outstanding Advances hereunder), the Company may, as set forth in this Section 2.4, request the Lenders, prior to the Termination Date, to make offers to make Competitive Bid Advances to the Company or any Borrowing Subsidiary. Each Lender may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.4. Each Competitive Bid Advance to a Borrower shall be repaid by such Borrower on the last day of the Interest Period applicable thereto.

2.4.2    Competitive Bid Quote Request. When the Company or a Borrowing Subsidiary wishes to request offers to make Competitive Bid Loans under this Section 2.4, the Company shall, on its behalf or on behalf of a Borrowing Subsidiary, transmit to the Agent by telecopy or electronic mail a Competitive Bid Quote Request so as to be received no later than (x) 1:00 p.m. (London time) at least five Business Days prior to the Borrowing Date proposed therein, in the case of a Eurocurrency Auction in an Agreed Currency other than Dollars, (y) 10:00 a.m. (Chicago time) at least five Business Days prior to the Borrowing Date proposed therein, in the case of a Eurocurrency Auction in Dollars, or (z) 9:00 a.m. (Chicago time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction, specifying:

(a)    the proposed Borrowing Date, which shall be a Business Day, for such Competitive Bid Advance;

(b)    the proposed currency of such Competitive Bid Advance, which shall be an Agreed Currency in the case of a Eurocurrency Auction or Dollars in the case of an Absolute Rate Auction; provided that after giving effect to such Competitive Bid Advance, the outstanding Advances shall be denominated in not more than eight Agreed Currencies (including Dollars);

(c)    the aggregate principal amount of such Competitive Bid Advance;

(d)    whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute Rate, or both;

(e)    the Interest Period applicable thereto (which may not end after the Termination Date); and

(f)    whether such Competitive Bid Advance is to be made to the Company or to a Borrowing Subsidiary.

The Company may request offers to make Competitive Bid Loans for more than one Interest Period and for a Eurocurrency Auction and an Absolute Rate Auction but for not more than one currency in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within 5 Business Days (or upon reasonable prior notice to the Lenders, such other number of days as the Company and the Agent may agree) of any other Competitive Bid Quote Request. Each Competitive Bid Quote Request shall be in a minimum amount of $5,000,000 or a larger multiple of $1,000,000 (or the Dollar Equivalent thereof, if denominated in an Agreed Currency other than Dollars); provided that upon giving effect to such Competitive Bid Advance, the then aggregate outstanding principal Dollar Equivalent of all Advances shall not exceed the aggregate amount of the Commitments then in effect. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit D hereto shall be rejected, and the Agent shall promptly notify the Company of such rejection by telecopy or electronic mail.

2.4.3    Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.4.2, the Agent shall send to each of the Lenders by telecopy or electronic mail an Invitation for Competitive Bid Quotes substantially in the form of Exhibit E hereto, which shall constitute an invitation by the Company to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.4.

2.4.4    Submission and Contents of Competitive Bid Quotes. (a) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.4.4 and must be submitted to the Agent by telecopy or electronic mail at its offices specified in or pursuant to Section 14.1, not later than (i)(A) 1:45 p.m., London time, in the case of JPMorgan and (B) 2:00 p.m., London time, in the case of each other Lender, at least four Business Days prior to the proposed Borrowing Date in the case of a Eurocurrency Auction in an Agreed Currency other than Dollars, or (ii)(A) 12:45 p.m., Chicago time, in the case of JPMorgan and (B) 1:00 p.m., Chicago time, in the case of each other Lender, at least four Business Days prior to the proposed Borrowing Date in the case of a Eurocurrency Auction in Dollars, or (iii)(A) 8:45 a.m., Chicago time, in the case of JPMorgan and (B) 9:00 a.m., Chicago time, in the case of each other Lender, on the proposed Borrowing Date in the case of an Absolute Rate Auction (or, in any such case upon reasonable prior notice to the Lenders, such other time and date as the applicable Borrower and the Agent may agree, provided that JPMorgan shall always be required to submit its Competitive Bid Quotes not less than fifteen minutes prior to the other Lenders). Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the applicable Borrower.

(b)    Each Competitive Bid Quote shall be in substantially the form of Exhibit F hereto and shall in any case specify:

(i)    the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes, and, in the case of a Eurocurrency Auction, the proposed currency of such Competitive Bid Advance,

(ii)    the principal amount of the Competitive Bid Loan for which each such offer is being made, (A) the Dollar Equivalent of which principal amount may be greater than, less than or equal to the Commitment of the quoting Lender, but in no case greater than the Aggregate Commitment, (B) which principal amount must be at least $5,000,000 and an integral multiple of $1,000,000 (or the Dollar Equivalent thereof, if denominated in an Agreed Currency other than Dollars), and (C) which principal amount may not exceed the principal amount of Competitive Bid Loans for which offers were requested,

(iii)    in the case of a Eurocurrency Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan,

(iv)    the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Company,

(v)    in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan,

(vi)    the maximum aggregate amount, if any, of Competitive Bid Loans offered by the quoting Lender which may be accepted by the Company,

(vii)    the applicable Interest Period; and

(ix)    the identity of the quoting Lender.

(c)    The Agent shall reject any Competitive Bid Quote that:

(i)    is not substantially in the form of Exhibit F hereto or does not specify all of the information required by this Section 2.4.4(c),

(ii)    contains qualifying, conditional or similar language, other than any such language contained in Exhibit F hereto,

(iii)    proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes, or

(iv)    arrives after the time set forth in Section 2.4.4(a).
If any Competitive Bid Quote shall be rejected pursuant to this Section 2.4.4(c), then the Agent shall notify the relevant Lender of such rejection as soon as practicable.

2.4.5    Notice to the Company. The Agent shall promptly notify the Company, either on behalf of the Company or on behalf of any Borrowing Subsidiary, of the terms (a) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.4.4 and (b) of any Competitive Bid Quote that is in accordance with Section 2.4.4 and amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent’s notice to the Company shall specify the aggregate principal amount and currency of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Eurocurrency Bid Rates or Absolute Rates, as the case may be, so offered.

2.4.6    Acceptance and Notice by Borrowers. Not later than (i) 4:00 p.m. (London time) at least four Business Days prior to the proposed Borrowing Date in the case of a Eurocurrency Auction in an Agreed Currency other than Dollars, (ii) 2:00 p.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurocurrency Auction in Dollars or (iii) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction, the Company shall notify the Agent, either on its own behalf or on behalf of a Borrowing Subsidiary, of such Borrower’s acceptance or rejection of the offers so notified to it pursuant to Section 2.4.5; provided, however, that the failure by the Company to give such notice to the Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a “Competitive Bid Borrowing Notice”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Company may accept or reject any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.4.4(b)(iv)); provided that:

(a)    the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

(b)    acceptance of offers may only be made on the basis of ascending Eurocurrency Bid Rates or Absolute Rates, as the case may be, and

(c)    the Company may not accept any offer that is described in Section 2.4.4(c) or that otherwise fails to comply with the requirements of this Agreement.

2.4.7    Allocation by Agent. If offers are made by two or more Lenders with the same Eurocurrency Bid Rates or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000 (or the Dollar Equivalent thereof, if denominated in an Agreed Currency other than Dollars), as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Agent shall promptly, but in any event on the same Business Day in the case of Eurocurrency Bid Rate Advances, and by 11:00 a.m. (Chicago time) in the case of Absolute Rate Advances, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Advance allocated to each participating Lender.

Section 2.5    Method of Borrowing. Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIV if such Loan is denominated in Dollars. Not later than noon (local time in the city of the Agent’s Eurocurrency Payment Office for such currency) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Agent’s Eurocurrency Payment Office for such currency to the Agent at its address specified pursuant to Article XIV if such Loan is denominated in an Agreed Currency other than Dollars. The Agent will make the funds so received from the Lenders available to the applicable Borrower at the Agent’s aforesaid address if denominated in Dollars, and at an account of the applicable Borrower in the relevant jurisdiction and designated by the Company in the applicable Ratable Borrowing Notice or Competitive Bid Quote Request, if denominated in an Agreed Currency other than Dollars.

Section 2.6    Fees; Reduction and Increase of Aggregate Commitment; Extension of Termination Date.

(a)    Fees.

(i)    Commitment Fee. The Company and the Borrowing Subsidiaries hereby jointly and severally agree to pay to the Agent for the account of the Lenders, ratably in proportion to their Commitments, a commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Commitment Fee Rate on the daily average unused amount of the Commitments, which fee shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year commencing on December 31, 2019 and with a final payment due and payable on the Termination Date. For the purposes of determining the amount of the Commitment Fee, outstanding Competitive Bid Loans shall be deemed not to be a usage of the Commitments.

(ii)    Certain Other Fees. The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon among the Borrowers and the Agent.

(b)    Reductions in Aggregate Commitment. The Borrowers may permanently reduce the Aggregate Commitment in whole, or in a minimum aggregate amount of $25,000,000 and in integral multiples of $1,000,000 if in excess thereof (or the Dollar Equivalent thereof, if denominated in an Agreed Currency other than Dollars), ratably among the Lenders, upon at least three Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal Dollar Equivalent of the outstanding Advances. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder and on the final date upon which all Loans are repaid hereunder. The Aggregate Commitment once reduced as provided in this Section 2.6(b) may only be reinstated as specifically provided in Section 2.6(c) below. If (i) any Lender notifies the Company in accordance with Section 3.5(d) or (ii) a Borrower reasonably determines that it is or will be required to make any additional payment to any Lender under Sections 3.1 or 3.2, then the Company may, at any time thereafter (provided that no Default or Unmatured Default then exists and no satisfactory solution has been reached pursuant to Section 3.6) and by not less than five Business Days’ prior written notice to the Agent, cancel such Lender’s Commitment, whereupon such Lender shall cease to be obliged to make further Loans hereunder and its Commitment shall be reduced to zero. Upon termination of such Lender’s Commitment, each applicable Borrower shall, subject to the last sentence of this Section 2.6(b), pay all outstanding Obligations owing to such Lender. Any notice of cancellation given pursuant to this Section 2.6(b) shall be irrevocable and shall specify the date upon which such cancellation is to take effect. Notwithstanding any such cancellation, the obligations of the Company under Sections 3.1, 3.2 and 10.6 shall survive any such cancellation and be enforceable by such Lender. In any case described in clauses (b)(i) or (b)(ii) above in which the Company has the right to cancel a Lender’s Commitment, the Company may, in connection with such cancellation, arrange for a sale (at par) of such Commitment and all outstanding Loans held by such Lender pursuant to the terms of Section 13.3 and such Lender will promptly enter into any such sale arranged by the Company.

(c)    Increase in Aggregate Commitment. (i) The Company may at any time propose that the Aggregate Commitment be increased (the amount of such increase being a “Commitment Increase”), effective as at a date prior to the Termination Date and at least 15 days after the Company proposes any such increase to the Agent in writing (an “Increase Date”) as to which agreement is to be reached by an earlier date specified in such notice (a “Commitment Date”); provided, however, that (A) the Company may not propose more than two Commitment Increases in any calendar year, (B) the Company may not propose more than five Commitment Increases pursuant to this Agreement, (C) the minimum proposed Commitment Increase per notice shall be $10,000,000, (D) in no event shall the Aggregate Commitment hereunder at any time exceed $4,500,000,000, and (E) no Default or Unmatured Default shall have occurred and be continuing on such Increase Date. The Agent shall notify the Lenders thereof promptly upon its receipt of any such notice. The Agent agrees that it will cooperate with the Company in discussions with the Lenders and other lending institutions with a view to arranging the proposed Commitment Increase through the increase of the Commitments of one or more of the Lenders (each such Lender that is willing to increase its Commitment hereunder being an “Increasing Lender”) and/or through Commitments provided by one or more Assuming Lenders; provided, however, that it shall be in each Lender’s sole discretion whether to increase its Commitment hereunder in connection with the proposed Commitment Increase; and provided further that the minimum Commitment of each Assuming Lender that becomes a party to this Agreement pursuant to this Section 2.6(c) shall be at least equal to $10,000,000. If agreement is reached on or prior to the applicable Commitment Date with any Increasing Lenders and Assuming Lenders as to a Commitment Increase (which may be less than but not greater than specified in the applicable notice from the Company), such agreement to be evidenced by a notice in reasonable detail from the Company to the Agent on or prior to the applicable Commitment Date, such Assuming Lenders, if any, shall become Lenders hereunder as of the applicable Increase Date and the Commitments of such Increasing Lenders and such Assuming Lenders shall become or be, as the case may be, as of the Increase Date, the amounts specified in such notice; provided that:

(x)    the Agent shall have received (with copies for each Lender, including each such Assuming Lender) by no later than 10:00 a.m. (Chicago time) on the applicable Increase Date a certificate of a Financial Officer, stating that the Board of Directors of the Company has adopted resolutions authorizing the Company to borrow money pursuant to this Agreement from time to time in an aggregate principal amount at any one time outstanding in an amount at least equal to the Aggregate Commitment, after giving effect to the pending Commitment Increase, and that such resolutions remain in full force and effect and have not been modified or rescinded or attaching and certifying, if applicable, any amendments to such resolutions or supplemental borrowing resolutions (together with a similar certificate from an authorized officer of each Borrowing Subsidiary, if any are then parties to this Agreement);

(y)    each such Assuming Lender shall have delivered to the Agent, by no later than 10:00 a.m. (Chicago time) on such Increase Date, an appropriate Lender Assumption Agreement in substantially the form of Exhibit J hereto (a “Lender Assumption Agreement”), duly executed by such Assuming Lender and the Company; and

(z)    each such Increasing Lender shall have delivered to the Agent by, no later than 10:00 a.m. (Chicago time) on such Increase Date, (A) its existing Ratable Note, if any, and (B) confirmation in writing satisfactory to the Agent as to its increased Commitment.

(ii)    In the event that the Agent shall have received notice from the Company as to its agreement to a Commitment Increase on or prior to the applicable Commitment Date and each of the actions provided for in clauses (i)(x) through (i)(z) above shall have occurred prior to 10:00 a.m. (Chicago time) on the applicable Increase Date to the satisfaction of the Agent, the Agent shall promptly notify the Lenders (including any Assuming Lenders) and the Company of the occurrence of such Commitment Increase and shall record in its records the relevant information with respect to each Increasing Lender and Assuming Lender. Each Increasing Lender and each Assuming Lender shall, before 2:00 p.m. (Chicago time) on the applicable Increase Date, make available to the Agent in accordance with the provisions of Section 2.5 (or at such other time as shall be agreed among the Agent, the applicable Lenders and the Company), in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Ratable Advances then outstanding (calculated based on its Commitment as a percentage of the Aggregate Commitment after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (A) such Increasing Lender’s ratable portion of the Ratable Advances then outstanding after giving effect to the relevant Commitment Increase over (B) such Increasing Lender’s ratable portion of the Ratable Advances then outstanding before giving effect to the relevant Commitment Increase. After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will, if necessary, promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective applicable Lending Installations in an amount to each other Lender such that the aggregate amount of the outstanding Ratable Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Ratable Advances then outstanding after giving effect to the relevant Commitment Increase.

(iii)    In the event that the Agent shall not have received notice from the Company as to such agreement on or prior to the applicable Commitment Date or the Company shall, by notice to the Agent prior to the applicable Increase Date, withdraw its proposal for a Commitment Increase or any of the actions provided for above in clauses (i)(x) through (i)(z) shall not have occurred by 10:00 a.m. (Chicago time) on the such Increase Date, such proposal by the Company shall be deemed not to have been made. In such event, any actions theretofore taken under clauses (i)(x) through (i)(z) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

(d)    Extension of Termination Date. (i) So long as no Default or Unmatured Default has occurred and is continuing, the Company may on up to two occasions, upon at least 45 days and not more than 60 days prior to any annual anniversary of the date hereof, by written notice to the Agent (who shall promptly provide a copy of such notice to each Lender), propose to extend the Termination Date by one year. Each Lender may, not more than 30 days nor less than 20 days prior to such anniversary date, elect by written notice to the Company and the Agent to extend its Termination Date by a period of one year. The Agent will notify the Company, in writing of the Lenders’ decisions no later than 15 days prior to such anniversary date. No Lender (or any successor thereto) shall have any obligation to extend its Termination Date, and any decision by a Lender to extend its Termination Date shall be made in its sole discretion independently from any other Lender. Any Lender that does not respond to a request to extend the Termination Date shall be deemed to be a Non-Consenting Lender.

(ii)    If any Lender shall not elect to extend its Termination Date pursuant to paragraph (i) above (each such Lender being a “Non-Consenting Lender”), the Company may designate another bank or other financial institution (which shall either be an Assuming Lender or may be, but need not be, one or more of the existing Lenders) which at the time agrees to accept an assignment of the Commitment of the Non-Consenting Lender in accordance with Section 13.3; provided, however, that (A) any Assuming Lender at the time of the applicable assignment shall execute and deliver to the Agent a lender assumption agreement in form and substance reasonably satisfactory to the Agent; (B) the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $5,000,000, in which case such Assuming Lender shall assume all of such lesser amount; (C) any such Non-Consenting Lender shall have been paid (x) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (y) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment; (D) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and (E) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 13.3 for such assignment shall have been paid. To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.6(d) and the Commitment of such Lender is not assumed in accordance with this paragraph (ii), the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Company, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Article III, Section 10.6 and Article XI (solely with respect to indemnification obligations set forth therein), shall survive the Termination Date for such Lender as to matters occurring prior to such date.

(iii)    If (after giving effect to any assignments pursuant to paragraph (ii) of this Section 2.6(d)) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the applicable anniversary date consent in writing to a requested extension (whether by execution or delivery of an assignment agreement pursuant to Section 13.3 or otherwise) not later than one Business Day prior to such anniversary date, the Agent shall so notify the Company, and so long as no Default or Unmatured Default shall have occurred and then be continuing (and the Company shall have so certified to the Agent) on the proposed effective date of such execution, the Termination Date then in effect shall be extended for the additional one-year period as described in paragraph (i) of this Section 2.6(d), and all references in this Agreement and in the Notes to the “Termination Date” shall, with respect to each Lender other than a Non-Consenting Lender for such extension, refer to the Termination Date as so extended. Promptly following each extension of the Termination Date, the Agent shall notify the Lenders of the extension of the scheduled Termination Date in effect immediately prior thereto.

Section 2.7    Minimum Amount of Each Advance. Each Eurocurrency Ratable Advance shall be in the minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof (or the Dollar Equivalent thereof, if denominated in an Agreed Currency other than Dollars), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof (or the Dollar Equivalent thereof, if denominated in an Agreed Currency other than Dollars); provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment. Each Competitive Bid Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof). No Borrower shall request a Fixed Rate Advance if, after giving effect to the requested Fixed Rate Advance, more than 12 separate Fixed Rate Advances would be outstanding.

Section 2.8    Optional Principal Payments. Each Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances, upon one Business Day’s prior notice to the Agent. Each Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Ratable Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof (or the Dollar Equivalent thereof, if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurocurrency Ratable Advances upon three Business Days’ prior notice to the Agent. A Competitive Bid Loan may not be paid prior to the last day of the applicable Interest Period.

Section 2.9    Changes in Interest Rate; Alternate Rate of Interest.

2.9.1    Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Ratable Advance into a Floating Rate Advance pursuant to Section 2.3.4, to but excluding the date it becomes due or is converted into a Eurocurrency Ratable Advance pursuant to Section 2.3.4 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance. No Interest Period may end after the Termination Date.

2.9.2    Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurocurrency Advance:

(i)    the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period; or

(ii)    the Agent is advised by the Required Lenders (or, in the case of a Eurocurrency Bid Rate Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Advance for the applicable currency and such Interest Period;

then the Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Conversion/Continuation Notice that requests the conversion of any Ratable Advance to, or continuation of any Ratable Advance as, a Eurocurrency Advance shall be ineffective, (B) if any Borrowing Notice requests a Eurocurrency Ratable Advance, such Advance shall be made as a Floating Rate Advance (and, in the case of any Advance denominated in an Agreed Currency, in the Dollar Equivalent thereof) and (C) any request by the Borrower for a Eurocurrency Bid Rate Advance shall be ineffective; provided that (x) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrowers for Eurocurrency Bid Rate Advances may be made to Lenders that are not affected thereby and (y) if the circumstances giving rise to such notice affect only one Type of Advances, then the other Type of Advances shall be permitted.

(b)    If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Agent and the Borrowers shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to (a) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (b) any evolving or then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Commitment Fee Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 8.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.9.2(b), only to the extent the LIBO Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Conversion/Continuation Notice that requests the conversion of any Ratable Advance to, or continuation of any Ratable Advance as, a Eurocurrency Advance shall be ineffective, (y) if any Borrowing Notice requests a Eurocurrency Ratable Advance, such Advance shall be made as a Floating Rate Advance (and, in the case of any Advance denominated in an Agreed Currency, in the Dollar Equivalent thereof) and (z) any request by the Borrowers for a Eurocurrency Bid Rate Advance shall be ineffective.

Section 2.10    Rate After Maturity. Except as provided in the next sentence, any Dollar‑denominated Advance not paid at maturity, whether by acceleration or otherwise, shall bear interest until paid in full at a rate per annum equal to the Floating Rate plus 2% per annum, payable upon demand. Any Advance denominated in an Agreed Currency other than Dollars that is not paid at maturity, whether by acceleration or otherwise, shall bear interest until paid at the rate applicable thereto plus 2% per annum, payable upon demand. In the case of a Dollar‑denominated Fixed Rate Advance the maturity of which is accelerated, such Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period (or until paid if paid prior to the end of such Interest Period), at the higher of the rate otherwise applicable to such Fixed Rate Advance for such Interest Period plus 2% per annum or the Floating Rate plus 2% per annum. In the case of a Fixed Rate Advance denominated in an Agreed Currency other than Dollars the maturity of which is accelerated, such Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period (or until paid if paid prior to the end of such Interest Period) at the rate otherwise applicable to such Fixed Rate Advance for such Interest Period plus 2% per annum.

Section 2.11    Method of Payment. (a) Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made or, where such currency has converted to the Euro, in the Euro. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at (except as set forth in the next sentence) the Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrowers, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at (i) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Agent from such Lender and (ii) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrowers at the address of the Agent’s Eurocurrency Payment Office for such currency.

(b)    Notwithstanding the foregoing provisions of this Section 2.11, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the Borrowers are not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations. For purposes of this Section 2.11(b), the participation by any country in the third stage of the European Economic and Monetary Union shall not constitute the imposition of currency control or exchange regulations.

Section 2.12    Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made to each Borrower hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from each Borrower and each Lender’s share thereof.

(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d)    Any Lender may request that its Ratable Loans or its Competitive Bid Loans be evidenced by Ratable Notes or Competitive Bid Notes, respectively. In such event, each Borrower shall prepare, execute and deliver to such Lender a Ratable Note or a Competitive Bid Note, as the case may be, payable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.3) be represented by a Note payable to the payee named therein, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

Section 2.13    Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances denominated in Dollars, effect selections of Types of Advances denominated in Dollars, submit Competitive Bid Quotes for Advances denominated in Dollars and transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices, Conversion/Continuation Notices and Competitive Bid Quote Requests for Advances denominated in Dollars to be given telephonically. Each Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by a Financial Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

Section 2.14    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, upon the termination of the Commitments and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Ratable Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, upon the termination of the Commitments and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest on Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365-day year or 366 day year, as the case may be, and interest on Loans denominated in British Pounds Sterling or by reference to the CDOR Rate shall be calculated for actual days elapsed on the basis of a 365-day year (or 366 days in a leap year). Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

Section 2.15    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Ratable Borrowing Notice, Conversion/Continuation Notice, Competitive Bid Borrowing Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

Section 2.16    Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrowers in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

Section 2.17    Non‑Receipt of Funds by the Agent. Unless a Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of a Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the NYFRB Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

Section 2.18    Borrowing Subsidiaries. The Company may at any time or from time to time, with the consent of the Agent and each Lender, which consents shall not be unreasonably withheld, add as a party to this Agreement any Subsidiary to be a “Borrowing Subsidiary” hereunder by the execution and delivery to the Agent of a duly completed Assumption Letter by such Subsidiary, with the written consent of the Company at the foot thereof. Upon such execution, delivery and consent such Subsidiary shall for all purposes be a party hereto as a Borrowing Subsidiary as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on any Advances made to any Borrowing Subsidiary under this Agreement shall have been repaid or paid in full and all other obligations of such Borrowing Subsidiary under this Agreement shall have been fully performed, the Company may, by not less than five Business Days’ prior notice to the Agent

(which shall promptly notify the Lenders thereof), terminate such Borrowing Subsidiary’s status as a “Borrowing Subsidiary”.

Section 2.19    Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Required Lenders make it impracticable for the Eurocurrency Ratable Loans comprising such Advance to be denominated in the Agreed Currency specified by the Borrowers, then the Agent shall forthwith give notice thereof to the Borrowers and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.1.1, be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Equivalent of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the Borrower notifies the Agent at least one Business Day before such date that (a) it elects not to borrow on such date or (b) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Equivalent of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.

Section 2.20    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrowers hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main Chicago office on the Business Day preceding that on which final, non‑appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, the Borrowers agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 13.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrowers.

Section 2.21    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.6(a)(i);

(b)    any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.4 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 12.1 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are funded. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(c)    the Commitment and principal amount of the outstanding Advances of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2); provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

The Agent shall provide written notice to any Lender determined by the Agent to be a Defaulting Lender hereunder (and the Agent shall provide a copy of such determination to the Company). In the event that the Agent and the Company agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, if any Loans are outstanding on such date, such Lender shall purchase, at par plus the amount of all accrued and unpaid interest thereon, such of the Loans of the other Lenders or a portion of the Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its applicable Commitment percentage.

ARTICLE III
YIELD PROTECTION; TAXES

Section 3.1    Yield Protection. If, on or after the date of this Agreement, any Change in Law:

(a)    subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or

(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit, compulsory loan or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Recipient or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

(c)    imposes any other condition, cost or expense (other than Taxes) the result of which is to increase the cost to any Recipient or any applicable Lending Installation of making, funding or maintaining its Fixed Rate Loans or reduces any amount receivable by any Recipient or any applicable Lending Installation in connection with its Fixed Rate Loans, or requires any Recipient or any applicable Lending Installation to make any payment calculated by reference to the amount of Fixed Rate Loans held or interest received by it, by an amount deemed material by such Recipient, and the result of any of the foregoing is to increase the cost to such Recipient or applicable Lending Installation of making, converting into, continuing or maintaining its Fixed Rate Loans (or of maintaining its obligation to make any such Loans) or to reduce the return received by such Recipient or applicable Lending Installation in connection with such Fixed Rate Loans (or of maintaining its obligation to make any such Loans), then, within 15 days of demand by such Recipient, the Borrowers shall pay such Recipient such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

Section 3.2    Changes in Capital Adequacy Regulations. (a) If a Lender determines the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change in Law, then, within 15 days of demand by such Lender, the Borrowers shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy and liquidity).

(a)    If, after the date hereof, any Change in Law shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any Eurocurrency Loan or any Floating Rate Loan as to which the interest rate is determined by reference to the Adjusted LIBO Rate, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Company and the other Lenders. Thereafter, until the Agent notifies the Company that such circumstances no longer exist, (i) the obligations of the Lenders to make Eurocurrency Loans or Floating Rate Loans as to which the interest rate is determined by reference to the Adjusted LIBO Rate, and the right of the Company to convert any Loan to a Eurocurrency Loan or continue any Loan as a Eurocurrency Loan or a Floating Rate Loan as to which the interest rate is determined by reference to the Adjusted LIBO Rate shall be suspended and thereafter the Company may select only Floating Rate Loans as to which the interest rate is not determined by reference to the Adjusted LIBO Rate hereunder, (ii) all Floating Rate Loans shall cease to be determined by reference to the Adjusted LIBO Rate and (iii) if any of the Lenders may not lawfully continue to maintain a Eurocurrency Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Floating Rate Loan (and, in the case of any Loan denominated in an Agreed Currency, in the Dollar Equivalent thereof) as to which the interest rate is not determined by reference to the Adjusted LIBO Rate for the remainder of such Interest Period.

Section 3.3    [Reserved].

Section 3.4    Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by the requesting Borrower for any reason other than default by the Lenders, such Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Fixed Rate Advance.

Section 3.5    Withholding of Taxes; Gross-Up.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 3.5, such Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(d)    Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to setoff and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)    Status of Lenders.

(i)    (A) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that each Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(1)    In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    an executed copy of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax

Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.

Section 3.6    Mitigation of Additional Costs or Adverse Circumstances. If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:

(a)    an increase in the liability of a Borrower to such Lender under Section 3.1, 3.2 or 3.5 or

(b)    the unavailability of a Type of Ratable Loan under Section 2.9.2;

then, without in any way limiting, reducing or otherwise qualifying the applicable Borrower’s obligations under any of the clauses referred to above in this Section 3.6, such Lender shall promptly upon becoming aware of the same notify the Agent thereof and shall, in consultation with the Agent and the Company and to the extent that it can do so without prejudice to its own position, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances (including, without limitation, (i) the transfer of its Loans to a Lending Installation in another jurisdiction, (ii) the assignment of its rights and obligations hereunder to another bank or other entity willing to participate in this facility or (iii) the restructure of its participation in this facility in a manner which will avoid the event in question and on terms mutually acceptable to such Lender, the Agent and the Company). If and so long as a Lender has been unable to take, or has not taken, steps acceptable to the Company to mitigate the effect of the circumstances in question, or if any Lender has become a Defaulting Lender, such Lender shall be obliged, at the written request of the Company, to assign all its rights (other than its existing rights to payments pursuant to Sections 3.1, 3.2 and 3.5) and obligations hereunder to another bank or other entity nominated by the Company with the approval of the Agent and willing to participate in the facility in place of such Lender; provided that such other bank or entity satisfies all of the requirements of this Agreement including, but not limited to, providing the forms required by Sections 3.5(f) and 13.3.3. Notwithstanding any such assignment, the obligations of the Company under Sections 3.1, 3.2, 3.5 and 10.6 shall survive any such assignment and be enforceable by such Lender.

Section 3.7    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Ratable Advances under Section 2.9.2, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrowers (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate or Eurocurrency Bid Rate, as the case may be, applicable to such Loan, whether in fact that is the case or not; provided, that such Lender need not disclose any information that is confidential or to the extent prohibited by law or regulation. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrowers of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Notwithstanding any contrary provision of this Article III, no Borrower shall be required to make any payments to any Lender pursuant to Sections 3.1 or 3.2 with respect to periods of time more than 90 days prior to the date upon which such Lender’s written statement in accordance with the terms of this Section 3.7 is first delivered to the applicable Borrower.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.1    Effectiveness. This Agreement shall not become effective until the date on which the Company has furnished or caused to be furnished to the Agent with sufficient copies for the Lenders:

(a)    Copy of a certificate of good standing of the Company certified by the appropriate governmental officer in its jurisdiction of incorporation.

(b)    Copies, certified by the Secretary or Assistant Secretary of the Company, of its restated certificate of incorporation, together with all amendments, of its by‑laws and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

(c)    An incumbency certificate, executed by the Secretary or Assistant Secretary of the Company, which shall identify by name and title and bear the signature of the officers of the Company authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company.

(d)    A certificate, signed by the Financial Officer of the Company, stating that on such date no Default or Unmatured Default has occurred and is continuing.

(e)    A certificate, signed by the Financial Officer of the Company, stating that on such date the representations and warranties contained in the Loan Documents are true and correct in all material respects.

(f)    A written opinion of the Company counsel, addressed to each of the Lenders, in substantially the form of Exhibit B-1 hereto.

(g)    Any Notes requested by a Lender pursuant to Section 2.12 payable to each such requesting Lender.

(h)    The Agent shall have received evidence that all principal, interest, fees and other amounts owing under the Existing Credit Agreement shall have been (or shall substantially contemporaneously with the effectiveness hereof are being) repaid in full (it being understood that such amounts may be repaid out of the proceeds of Loans hereunder) and all commitments thereunder shall have been terminated.

(i)    The Agent and Arranger shall have received all fees and other amounts due and payable on or prior to the Execution Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Company hereunder.

(j)    (i) The Lenders shall have received, at least five days prior to the Execution Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the USA Patriot Act, to the extent requested by such Lender in writing of the Borrower at least 10 days prior to the Execution Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Execution Date, any Lender that has requested, in a written notice to such Borrower at least 10 days prior to the Execution Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification.
(k)    Such other documents as any Lender or its counsel may have reasonably requested.

Section 4.2    Initial Advance to Each Borrowing Subsidiary. No Lender shall be required to make an Advance hereunder to a Borrowing Subsidiary unless the Company has furnished or caused to be furnished to the Agent with sufficient copies for the Lenders:

(a)    The Assumption Letter executed and delivered by such Borrowing Subsidiary and containing the written consent of the Company at the foot thereof, as contemplated by Section 2.18.

(b)    Copies of the articles or certificate of incorporation of such Borrowing Subsidiary, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Agent or any Lender to verify the identity of such Borrowing Subsidiary as required by Section 326 of the USA Patriot Act.

(c)    Copies, certified by the Secretary or Assistant Secretary of the Borrowing Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Agent) approving the Assumption Letter.

(d)    An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrowing Subsidiary, which shall identify by name and title and bear the signature of the officers of such Borrowing Subsidiary authorized to sign the Assumption Letter and the other documents to be executed and delivered by such Borrowing Subsidiary hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company.

(e)    An opinion of counsel to such Borrowing Subsidiary, substantially in the form of Exhibit B-2 hereto.

(f)    Any Notes requested by a Lender pursuant to Section 2.12 payable to each such requesting Lender.

Section 4.3    Each Advance. No Lender shall be required to make any Advance (including, without limitation, the initial Advance hereunder), unless on the applicable Borrowing Date:

(a)    Prior to and after giving effect to such Advance there exists no Default or Unmatured Default.

(b)    The representations and warranties contained in the Loan Documents are true and correct in all material respects as of such Borrowing Date (except (i) for the representations and warranties set forth in Sections 5.5 and 5.7, which relate solely to, and were true and correct in all material respects as of, the date of this Agreement, (ii) such other representations and warranties which expressly relate solely to, and were true and correct in all material respects as of, an earlier date, and (iii) that any such representation and warranty qualified by materiality or Material Adverse Effect is (or, as applicable, was) true and correct in all respects as of the applicable date referred to above).

Each Ratable Borrowing Notice with respect to each such Ratable Advance and each Competitive Bid Borrowing Notice with respect to each such Competitive Bid Advance shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Section 4.3(a) and (b) have been satisfied.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agent and the Lenders that:

Section 5.1    Corporate Existence and Standing. Each of the Company and its Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.2    Authorization and Validity. The Company has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Company of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents have been duly executed and delivered by, and constitute legal, valid and binding obligations of, the Company enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, or by general equitable principles.

Section 5.3    No Conflict; Government Consent. Neither the execution and delivery by the Company of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Material Subsidiaries or the Company’s or any Material Subsidiary’s articles of incorporation or by‑laws or the provisions of any indenture, instrument or agreement to which the Company or any of its Material Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Company or a Material Subsidiary pursuant to the terms of any such indenture, instrument or agreement, in any such case which violation, conflict, default, creation or imposition could reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

Section 5.4    Financial Statements. The December 31, 2018 financial statements of the Company and its Consolidated Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the financial condition of the Company and its Consolidated Subsidiaries at such date and the results of their operations for the period then ended.

Section 5.5    Material Adverse Change. Since December 31, 2018, there has been no change in the business, Property, financial condition or results of operations of the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 5.6    Taxes. The Company and its Material Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed and have paid all Taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Material Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The United States consolidated income tax returns of the Company and its Material Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 2015. The charges, accruals and reserves on the books of the Company and its Material Subsidiaries in respect of any Taxes or other governmental charges are adequate.

Section 5.7    Litigation. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Material Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 5.8    Material Subsidiaries. An accurate listing of all of the Subsidiaries of the Company is set forth on the Company’s most recent annual report filed with the United States Securities and Exchange Commission on Form 10-K. All of the issued and outstanding shares of capital stock of the Material Subsidiaries have been duly authorized and issued and are fully paid and non‑assessable.

Section 5.9    ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations. The Company and all members of the Controlled Group are in compliance with all applicable minimum funding requirements with respect to all Single Employer Plans, and on an aggregate basis, there are no Unfunded Liabilities which would reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred with respect to any Plan, neither the Company nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan, in any such case which could reasonably be expected to have a Material Adverse Effect.

Section 5.10    Full Disclosure.

(a)    The financial statements referred to in Section 5.4 do not, nor do any other written statements furnished by the Company to the Agent or the Lenders in connection with the negotiation of the Loan Documents taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading as of the dates thereof.

(b)    To the knowledge of the Borrowers, the information included in any Beneficial Ownership Certification provided to any Lender in connection with this Agreement is true and correct in all material respects as of the date of delivery of such Beneficial Ownership Certification to such Lender.

Section 5.11    Title to Properties. The Company and each Material Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to, or leasehold interest in, all the real property and has good title to all the other property it purports to own or lease, including that reflected in the balance sheet referred to in Section 5.4 (as supplanted by the most recent balance sheet delivered pursuant to Section 6.1(a) or (b) hereof) except as sold or otherwise disposed of in the ordinary course of business and except for Liens disclosed in notes to the financial statements referred to in Section 5.4 (as supplanted by the most recent financial statements delivered pursuant to Section 6.1(a) or (b) hereof) or, in each case, otherwise permitted by this Agreement.

Section 5.12    Patents and Trademarks. The Company and each Material Subsidiary owns or possesses all patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except where the failure to own or possess such rights or the conflict with the rights of others, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.13    No Defaults. No Default or Unmatured Default has occurred and is continuing. Neither the Company nor any of its Subsidiaries is in default in the payment of principal or interest on any Indebtedness in excess of $150,000,000 (or the Dollar Equivalent thereof of Indebtedness denominated in a currency other than Dollars) in the aggregate or under any instrument or instruments or agreements under and subject to which such Indebtedness has been issued, no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder and the Company is not in violation of any term of its articles of incorporation.

Section 5.14    Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or an “affiliated person” thereof or an “affiliated person” of such affiliated person as such terms are defined in the Investment Company Act of 1940, as amended.

Section 5.15    Compliance with Environmental Laws. Neither the Company nor any Subsidiary has notice or knowledge of any violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could reasonably be expected to have a Material Adverse Effect. The total liability arising out of any environmental matters, if adversely determined, would not reasonably be expected to exceed a Substantial Portion.

Section 5.16    Regulations U and X. Margin stock (as defined in Regulations U and X) constitutes less than 25% of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

Section 5.17    Contingent Obligations. Other than any (a) liability incident to any pending litigation, arbitration or proceedings and (b) contingent obligations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Consolidated Subsidiary has contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

Section 5.18    Anti-Corruption Laws, Etc. To the knowledge of the officers and directors of the Company and its Affiliates, the Company and its Affiliates and their respective directors, officers, employees, and agents are conducting their business in compliance with Anti-Corruption Laws in all material respects and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. To the knowledge of the officers and directors of the Company, neither the Company nor its Affiliates, nor their respective directors, officers, employees, agents or representatives acting or benefiting in any capacity in connection with this Agreement: (a) is a Designated Person; (b) is a Person that is owned or controlled by one or more Designated Persons; (c) is located, organized or resident in a Sanctioned Country; or (d) is directly or indirectly engaged in, any dealings or transactions in violation of any Sanctions.

Section 5.19    EEA Financial Institutions. No Borrower is an EEA Financial Institution.

ARTICLE VI
COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

Section 6.1    Financial Reporting. The Company will maintain, for itself and each Consolidated Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Agent, for distribution to the Lenders:

(a)    Within 90 days (or such earlier date that is 10 days after the then-current filing deadline for the Company’s annual report on Form 10-K) after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and the Consolidated Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(b)    Within 60 days (or such earlier date that is 5 days after the then-current filing deadline for the Company’s quarterly report on Form 10-Q) after the close of the first three quarterly periods of each of its fiscal years, commencing with the fiscal quarter ending September 30, 2019, for itself and the Consolidated Subsidiaries, unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Financial Officer.

(c)    Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit I hereto signed by its Financial Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d)    Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

(e)    Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Company or any of its Subsidiaries files with the Securities and Exchange Commission.

(f)    Such other information (including non‑financial information) as the Agent or any Lender may from time to time reasonably request, including, without limitation, information and documentation reasonably requested by the Agent or any Lender as required to comply with applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the USA Patriot Act and the Beneficial Ownership Regulation.

Section 6.2    Use of Proceeds. The Borrowers will use the proceeds of the Advances made under this Agreement only for general corporate purposes (including for Acquisitions) and to repay outstanding Advances or Notes. None of the proceeds of the Advances shall be used in any manner which would violate or cause any Lender to be in violation of Regulations T, U or X of the Board.

Section 6.3    Notice of Default. The Company will, and will cause each of its Material Subsidiaries to, give prompt notice in writing to the Agent (for distribution to the Lenders) of the occurrence of any Default or Unmatured Default.

Section 6.4    Corporate Existence. The Company will, and will cause each Material Subsidiary to, do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 6.5    Taxes. The Company will, and will cause each Material Subsidiary to, pay when due all material Taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

Section 6.6    Insurance. The Company will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice.

Section 6.7    Compliance with Laws. The Company will, and will cause each Material Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, which, if violated, could reasonably be expected to have a Material Adverse Effect.

Section 6.8    Inspection. The Company will, and will cause each Material and Borrowing Subsidiary to, permit the Agent and each Lender, by their respective representatives and agents, to inspect any of the Properties, corporate books and financial records of the Company and each such Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each such Subsidiary, and to discuss the affairs, finances and accounts of the Company and each such Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or such Lender may designate, in each case, to the extent the Agent or such Lender determines in good faith that such inspection and examination is necessary for the Agent or such Lender to observe and monitor the Company’s or such Subsidiary’s financial performance and financial condition and to assure the Company’s or such Subsidiary’s compliance with its obligations under this Agreement; provided that, after the occurrence and during the continuance of a Default, the preceding references to “each Material and Borrowing Subsidiary” and “such Subsidiary” shall be deemed to refer to each Subsidiary of the Company, whether or not such Subsidiary is a Borrowing Subsidiary or a Material Subsidiary; and provided, further, that, with respect to any Lender, such inspection and examination shall be at such Lender’s sole expense unless a Default has occurred and is continuing at the time of such inspection and examination.

Section 6.9    Sale of Assets; Merger and Consolidation. The Company will not, nor will it permit any Consolidated Subsidiary to, (x) sell, lease or otherwise transfer, directly or indirectly, assets which, when aggregated with all other such transfers during the term of this Agreement, would constitute more than 50% of the consolidated assets of the Company and its Consolidated Subsidiaries as of the date of this Agreement or (y) merge or consolidate with or into or enter into any analogous reorganization or transaction with any other person, except:

(a)    Any Consolidated Subsidiary or other corporation may merge or consolidate with the Company, provided that after giving effect to any such merger or consolidation, (i) the Company shall be the continuing or surviving corporation and (ii) no Default or Unmatured Default shall exist,

(b)    Any Consolidated Subsidiary may merge or consolidate with any other Consolidated Subsidiary, and

(c)    Any other corporation may merge or consolidate with any Consolidated Subsidiary, provided that after giving effect to any such merger or consolidation, (i) the continuing or surviving corporation shall be a Consolidated Subsidiary and (ii) no Default or Unmatured Default shall exist.

Section 6.10    Liens. The Company will not, nor will it permit any Consolidated Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any Consolidated Subsidiary, except:

(a)    Liens existing on the date of this Agreement securing Indebtedness outstanding on the date of this Agreement;

(b)    any Lien existing on any Property of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event, provided that such Lien does not extend to or cover any Property of the Company or any other Consolidated Subsidiary;

(c)    any Lien on any Property securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Property, provided that such Lien attaches to such Property concurrently with or within 120 days after the acquisition thereof and such Lien does not extend to or cover any Property of the Company or any Consolidated Subsidiary other than the Property then being acquired;

(d)    any Lien on any Property of any other corporation existing at the time such corporation is merged or consolidated with or into the Company or a Consolidated Subsidiary and not created in contemplation of such event, provided that such Lien does not extend to or cover any Property of the Company or any Consolidated Subsidiary other than the Property of such other corporation;

(e)    any Lien existing on any Property prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition, provided that such Lien does not extend to or cover any Property of the Company or any Consolidated Subsidiary other than the Property then being acquired;

(f)    any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 6.10, provided that such Indebtedness is not increased and is not secured by any additional Property;

(g)    Liens incidental to the conduct of its business or the ownership of its Property which (i) do not secure Indebtedness and (ii) do not in the aggregate materially detract from the value of its Property or materially impair the use thereof in the operation of its business;

(h)    Liens incurred in connection with the sale by the Company or any of its Subsidiaries of accounts receivable, provided that such Liens do not encumber any Property other than such accounts receivable sold; and

(i)    Liens not otherwise permitted by the foregoing clauses of this Section 6.10 securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed 3.5% of Consolidated Total Assets.

Section 6.11    Minimum Interest Coverage Ratio. Commencing with and including its fiscal quarter ending December 31, 2019, the Company will not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Company for the four fiscal quarter period then ended to be less than 3.5 to 1.0.

Section 6.12    Anti-Corruption Laws, Etc. The Company shall not knowingly use or permit any of its Affiliates to use, directly or indirectly, the proceeds of credit extensions hereunder (a) for any purpose which would breach the U.K. Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions, (b) to fund, finance or facilitate any activities, business or transaction of or with any individual or entity, that, at the time of such funding, financing or facilitating, is the subject of any Sanctions, or in any Sanctioned Country, in each case except to the extent not in violation of applicable Sanctions, as such Sanctions are in effect from time to time (deeming, for purposes of this clause (b), any Sanctions applicable to the Company to be applicable to any Borrowing Subsidiary), or (c) in any other manner that will result in the violation of any applicable Sanctions by any Lender. The Company shall not knowingly use or permit any of its Affiliates to use funds or assets obtained directly or indirectly from transactions in violation of applicable Sanctions, as such Sanctions Lists or Sanctions are in effect from time to time, to pay or repay any amount owing to any Lender under any Loan Document. The Company shall use its best efforts to ensure that the Company and each of its Affiliates will conduct its business in compliance with Anti-Corruption Laws. The Company shall ensure that the Company and each of its Affiliates will (a) maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and (b) have appropriate controls and safeguards in place designed to prevent any proceeds from any extension of credit hereunder from being used contrary to the representations and undertakings of the Company set forth herein.

ARTICLE VII
DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1    Any representation or warranty made or deemed made under Article V by the Company or any Subsidiary to the Lenders or the Agent under or in connection with this Agreement or any certificate or other document delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made.

7.2    (a) Nonpayment of principal of any Loan when due, or (b) nonpayment of interest upon any Loan or of any Commitment Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

7.3    The breach by the Company or any other Borrower, as applicable, of any of the terms or provisions of Sections 6.2, 6.3, 6.9, 6.10 and 6.11.

7.4    The breach by the Company or any other Borrower, as applicable (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3), of any of the terms or provisions of this

Agreement which is not remedied within thirty days after written notice from the Agent or any Lender.

7.5    Failure of the Company or any of its Subsidiaries to pay Indebtedness in an aggregate amount equal to or greater than $150,000,000 (or the Dollar Equivalent thereof of Indebtedness denominated in a currency other than Dollars) when due; or the default by the Company or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, Indebtedness in such aggregate amount to become due prior to its stated maturity; or Indebtedness in such aggregate amount of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6    Any Borrower or any Material Subsidiary shall (a) have an order for relief entered with respect to it under any bankruptcy, insolvency or other similar law as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) fail to pay, or admit in writing its inability to pay, its debts generally as they become due, (d) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (e) institute any proceeding seeking an order for relief under any bankruptcy, insolvency or other similar law as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or (f) have its board of directors (or any committee thereof) adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 7.6.

7.7    Without the application, approval or consent of any Borrower or any Material Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for any Borrower or any Material Subsidiary or any Substantial Portion of the Property of any such Person, or a proceeding described in Section 7.6(d) shall be instituted against any Borrower or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8    The Company or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $100,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

7.9    The Company or any other member of the Controlled Group shall not be in compliance with the minimum funding standards applicable to any Single Employer Plan, the Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate an amount which would reasonably be expected to have a Material Adverse Effect, or any Reportable Event shall occur in connection with any Plan which could reasonably be expected to have a Material Adverse Effect.

7.10    The Company or any of its Subsidiaries shall be the subject of any proceeding or proceedings pertaining to the release by the Company or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or to any violation of any federal, state or local environmental, health or safety law or regulation, which if adversely determined could reasonably be expected to result in total liability to the Company or any of its Subsidiaries, in the aggregate, in excess of a Substantial Portion.

7.11    The obligations of the Company under Article IX hereof shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any of such obligations, or the Company shall deny that it has any further liability under such Article IX, and shall give notice to such effect.

7.12    A Change in Control shall occur.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 8.1    Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Company or any of its Material Subsidiaries, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations of the Borrowers shall immediately become due and payable without presentment, demand, protest or notice of any kind (all of which each Borrower hereby expressly waives) or any other election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations of the Borrowers to be due and payable, or both, in either case upon written notice to the Company and the applicable Borrower, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which each Borrower hereby expressly waives.

If the Required Lenders (in their sole discretion) shall so direct, within 30 days after acceleration of the maturity of any or all of the Obligations or termination of the obligations of the Lenders to make Loans to one or more of the Borrowers hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Company or any of its Material Subsidiaries) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Agent shall, by notice to the affected Borrower or Borrowers, rescind and annul such acceleration and/or termination.

Section 8.2    Amendments. Subject to the provisions of Section 2.9.2(b) and this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Company hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders adversely affected thereby (or in the case of Sections 8.2(b), (d), (e) and (f), all of the Lenders):

(a)    Extend the final maturity of any Loan (except as otherwise provided in Section 2.6(d)) or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(b)    Reduce the percentage specified in the definition of Required Lenders.

(c)    Extend the Termination Date (except as otherwise provided in Section 2.6(d)) or increase the amount of the Commitment of any Lender hereunder (except as otherwise provided in Section 2.6(c)).

(d)    Permit the Company to assign its rights under this Agreement.

(e)    Amend or modify Section 8.1, this Section 8.2 or Section 12.1 or 12.2.

(f)    Amend, modify or waive Article IX or release the Company from its obligations thereunder.

(g)    Change the payment waterfall provisions of Section 2.21(b) or Section 8.4.

No amendment to Section 2.21 or of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 13.3.3 without obtaining the consent of any other party to this Agreement. The consent of a Borrowing Subsidiary shall not be required for any amendment to the Agreement or the Notes, including without limitation one increasing the rate of interest on its Note or decreasing the maturity thereof. Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.6(c) to be delivered in connection with an increase of the Aggregate Commitment, this Agreement shall be deemed amended without further action by any party to reflect, as applicable, the new Lenders and their new Commitments and any increase in the Commitment of any existing Lender. Notwithstanding the foregoing, no amendment or amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 8.2 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated) and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, shall have been paid in full all amounts owing to it hereunder (including, without limitation principal, interest and fees). From and after the effectiveness of any such amendment or amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto; provided, that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof would survive a termination of this Agreement.

Notwithstanding anything to contrary set forth herein, if the Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement; provided that the Agent shall post such amendment to the Lenders (which may be posted to the approved Platform) reasonably promptly after the effectiveness thereof.

Section 8.3    Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan to any Borrower notwithstanding the existence of a Default or the inability of such Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

Section 8.9    Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Agent by the Borrowers or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.21, be applied by the Agent as follows:

(a)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Agent (including fees and disbursements and other charges of counsel to the Agent payable under Section 10.6 and amounts pursuant to Section 2.6(a)(ii) payable to the Agent in its capacity as such);

(b)    second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 10.6) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c)    third, to payment of that portion of the Obligations constituting charges and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)    fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans;

(e)    fifth, to the payment in full of all other Obligations, in each case ratably among the Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f)    finally, the balance, if any, after all Obligations have been paid in full, to the Borrowers or as otherwise required by law.

ARTICLE IX
GUARANTY

Section 9.1    Guaranty. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make advances to each Borrowing Subsidiary, the Company hereby absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future obligations of each Borrowing Subsidiary to the Agent, the Lenders and any holder of a Note, or any of them, under or with respect to the Loan Documents, whether for principal, interest, fees, expenses or otherwise (collectively, the “Guaranteed Obligations”).

Section 9.2    Waivers. The Company waives notice of the acceptance of this guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. The Company further waives presentment, protest, notice of notices delivered or demand made on any Borrowing Subsidiary or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Agent and the Lenders to sue the Borrowing Subsidiary, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof, and provided further that if at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any of the Borrowing Subsidiaries or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made and whether or not the Agent or the Lenders are in possession of this guaranty. The Agent and the Lenders shall have no obligation to disclose or discuss with the Company their assessments of the financial condition of the Borrowing Subsidiaries.

Section 9.3    Guaranty Absolute. This guaranty is a guaranty of payment and not of collection, is a primary obligation of the Company and not one of surety, and the validity and enforceability of this guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this guaranty even though the Agent and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this guaranty; (g) any change in the ownership of any Borrowing Subsidiary or the insolvency, bankruptcy or any other change in the legal status of any Borrowing Subsidiary; (h) the change in or the imposition of any law, order, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (i) the failure of the Company or any Borrowing Subsidiary to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this guaranty; (j) the existence of any claim, setoff or other rights which the Company may have at any time against any Borrowing Subsidiary, or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor; all whether or not the Company shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this paragraph. It is agreed that the Company’s liability hereunder is several and independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that the Company’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non‑enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Borrowing Subsidiary of the Guaranteed Obligations in the manner agreed upon between the Borrowing Subsidiary and the Agent and the Lenders.

Section 9.4    Subrogation. The Company hereby agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against any Borrowing Subsidiary arising out of or by reason of this guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by the Company unless and until the Guaranteed Obligations are indefeasibly paid in full and any commitment to lend under this Agreement and any other Loan Documents is terminated.

Section 9.5    Limitation on Obligations.

(a)    The provisions of this guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Company under this guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Company’s liability under this guaranty, then, notwithstanding any other provision of this guaranty to the contrary, the amount of such liability shall, without any further action by the Company, the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the Company’s “Maximum Liability”). This Section 9.5 with respect to the Maximum Liability of the Company is intended solely to preserve the rights of the Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Company nor any other person or entity shall have any right or claim under this Section 9.5 with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Company hereunder shall not be rendered voidable under applicable law.

(b)    The Company agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of the Company without impairing this guaranty or affecting the rights and remedies of the Agent hereunder. Nothing in this Section 9.5(b) shall be construed to increase the Company’s obligations hereunder beyond its Maximum Liability.

Section 9.6    Acceleration. The Company agrees that, as between the Company on the one hand, and the Lenders and the Agent, on the other hand, the obligations of each Borrowing Subsidiary guaranteed under this Article IX may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 8.1 hereof for purposes of this Article IX, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Borrowing Subsidiary or otherwise) preventing such declaration as against such Borrowing Subsidiary and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by such Borrowing Subsidiary) shall forthwith become due and payable by the Company for purposes of this Article IX.

Section 9.7    Termination Date. This guaranty shall continue in effect until the date the Aggregate Commitment shall have been terminated or otherwise expired in accordance with its terms and all of the Guaranteed Obligations have been paid in full.

Section 9.8    Foreign Currency. The specification of payment in a specific currency at a specific place and time pursuant to this Agreement, any Note or any other Loan Document is essential. That currency or those currencies are also the currency of account and payment under this guaranty. If the Company is unable for any reason to effect payment of a specific currency (other than Dollars) as required by the preceding sentence or if the Company defaults in the payment when due of any payment of a specific currency (other than Dollars) under this guaranty, the Agent may, at its option, require such payment to be made to the Agent’s principal office in the equivalent amount in Dollars at the Agent’s then current selling rate for electronic transfers of that currency to the place or places where the Guaranteed Obligations were payable. In the event that any payment, whether pursuant to a judgment or otherwise, does not result in payment of the amount of currency due under this guaranty, upon conversion to the currency of account and transfer to the place specified for payment, the Agent and the Lenders shall have an independent cause of action against the Company for the deficiency.

ARTICLE X
GENERAL PROVISIONS

Section 10.1    Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Loans herein contemplated.

Section 10.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 10.3    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 10.4    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 11.13.

Section 10.5    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 10.6, 10.10 and 11.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 10.6    Expenses; Indemnification.

(a)    Each Borrower jointly and severally agrees to reimburse the Agent and the Arranger for any reasonable costs and out‑of‑pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. Each Borrower also jointly and severally agrees to reimburse the Agent, the Arranger and the Lenders for any costs and out‑of‑pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arranger and the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents or any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work‑out” or any insolvency or bankruptcy proceedings in respect of the Company.

(b)    Each Borrower hereby further jointly and severally agrees to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers, employees, partners, advisors, representatives and agents against all actual losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other

Loan Documents, the transactions contemplated hereby, the direct or indirect application or proposed application of the proceeds of any Loan hereunder (i) except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from: (x) the gross negligence or willful misconduct of the party seeking indemnification or (y) a claim brought by a Borrower against any indemnified person for breach in bad faith of such Person’s material obligations under any Loan Document, and (ii) except as provided in Section 3.5. The obligations of the Borrowers under this Section 10.6 shall survive the termination of this Agreement. This Section 10.6(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16 or Section 11.8, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid, and (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.

Section 10.7    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

Section 10.8    Accounting. Except as otherwise expressly provided herein, (a) all terms of an accounting or financial nature shall be construed in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Company and all of its Subsidiaries, including those Subsidiaries, if any, which are not consolidated on the Company’s financial statements, and (b) if the Company notifies the Agent that it is required to report under International Financial Reporting Standards (“IFRS”), or has elected to do so through an early-adoption policy, “Agreement Accounting Principles” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, (i) the Company cannot elect to report under U.S. generally accepted accounting principles without the consent of the Required Lenders and (ii) to the extent reasonably required by the Agent, the Company shall reconcile the financial computation methods under IFRS and under “Agreement Accounting Principles” immediately prior to the change to IFRS in a manner reasonably acceptable to the Agent); provided that, if the Company notifies the Agent that the Company requests an amendment (or if the Agent notifies the Company that the Required Lenders request an amendment) to any provision hereof to take account of the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (including the conversion to IFRS described above), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value”, as defined therein, or (y) any change in GAAP after the Execution Date that would require lease obligations that would be treated as operating leases as of the date hereof to be classified and accounted for as Capitalized Lease Obligations or otherwise reflected on any Borrower’s consolidated balance sheet (which obligations shall continue to be excluded from the definition of Indebtedness).

Section 10.9    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 10.10    Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Agent, the Arranger nor any Lender undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower’s business or operations. Each Borrower agrees that neither the Agent, the Arranger nor any Lender shall have liability to such Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, punitive, indirect or consequential damages suffered by such Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. Neither the Agent, the Arranger nor any Lender shall have any liability for any damages arising from the use by unintended recipients of any information or other materials distributed by any of them through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 10.11    Confidentiality. Each Lender agrees to maintain the confidentiality of the Information (as defined below), except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, any agents or advisors of such Lender or such Lender’s Affiliates, in each case, in connection with the administration of this Agreement or the Loans, and other professional advisors to such Lender or to a Transferee who know or are informed of the confidential nature of such Information, (c) to regulatory officials, (d) to any Person as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (g) permitted by Section 13.4, (h) to rating agencies if requested or required by such agency in connection with a rating relating to the Advances hereunder and (i) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Agreement. For the purposes of this Section, “Information” means all information received from any Borrower relating to the Borrowers or their business, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by any Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

Section 10.12    Material Non-Public Information.

(a)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.11 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Loans provided for herein.

Section 10.14    Disclosure. Each Borrower and each Lender hereby acknowledge and agree that JPMorgan and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any Borrower and its Affiliates.

Section 10.15    USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the USA Patriot Act. Each Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with applicable “know your customer” and Anti-Money Laundering rules and regulations, including, without limitation, the USA Patriot Act.

Section 10.16    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of any EEA Resolution Authority.

Section 10.17    No Fiduciary Duty. (a) The Borrowers acknowledge and agree that neither the Agent nor any Lender will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and the Agent and each Lender is acting solely in the capacity of an arm’s length contractual counterparty to the Borrowers with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrowers or any other person. The Borrowers agree that they will not assert any claim against the Agent or any Lender based on an alleged breach of fiduciary duty by the Agent or any such Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrowers acknowledge and agree that neither the Agent nor any Lender is advising the Borrowers as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrowers shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and neither the Agent nor any Lender shall have responsibility or liability to the Borrowers with respect thereto.

(b)    In addition, the Borrowers acknowledge and agree, and acknowledge their Subsidiaries’ understanding, that the Agent, each Lender and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrowers may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information obtained from the Borrowers by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrowers in connection with the performance by the Agent or such Lender of services for other companies, and neither the Agent nor any Lender will furnish any such information to other companies. The Borrowers also acknowledge that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrowers, confidential information obtained from other companies.

Section 10.18    Existing Credit Agreement. The Company and those Lenders which are also “Lenders” under the Existing Credit Agreement hereby acknowledge that the Lenders hereunder constitute the “Required Lenders” under the Existing Credit Agreement and agree that (a) contemporaneously with the effectiveness of this Agreement pursuant to Section 4.1, all “Commitments” under the Existing Credit Agreement shall be terminated and (b) all requirements under the Existing Credit Agreement with respect to the giving of notice by the Company of its intent to terminate such Commitments and to repay all Loans outstanding under the Existing Credit Agreement as contemplated by Section 4.1(h) hereof shall be deemed satisfied.

Section 10.19    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time a court of competent jurisdiction determines, in a final determination, that the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 10.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such

Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XI
THE AGENT

Section 11.1    Authorization and Action. Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Unmatured Default or Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Unmatured Default or Default unless and until written notice thereof is given to the Agent by the Company or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article XI and Article X shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this paragraph, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this paragraph shall survive payment of the Obligations and termination of this Agreement.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 10.6 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Lenders designated as the Syndication Agent shall have no duties or responsibilities and such Lenders shall not have or be deemed to have any fiduciary relationship with any other Lender, and no implied responsibilities, duties or obligations shall be construed to exist in this Agreement or any other Loan Document.

Section 11.2    Posting of Communications. (a) The Borrowers agree that the Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Execution Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and each of the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE AGENT, ANY ARRANGER, THE SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders and each of the Borrowers agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Agent’s generally applicable document retention procedures and policies.

(e)    Nothing herein shall prejudice the right of the Agent, any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.3    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)    The Agent, each Arranger and the Syndication Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XII
SETOFF; RATABLE PAYMENTS

Section 12.1    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of such Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

Section 12.2    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to and in accordance with the express terms of this Agreement (including Section 2.9.2(a), 2.21, 3.1, 3.2, 3.4, 3.5, 13.2, 13.3, payments made to an Non-Consenting Lender on its applicable Termination Date pursuant to Section 2.2.3 or payments of principal or interest on Competitive Bid Loans by any Borrower at a time when no Default is continuing with respect to such Borrower) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders without recourse or warranty from the other Lenders except for the representations and warranties set forth in the Assignment and Assumption Agreement attached hereto as Exhibit G to the extent necessary so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of any Borrower to a Lender other than Indebtedness comprised of Loans made by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness comprised of the Loans. If any participations are purchased pursuant to this Section 12.2 and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest.

ARTICLE XIII
BENEFIT OF AGREEMENT; PARTICIPATIONS; ASSIGNMENTS

Section 13.1    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (a) no Borrower shall have the right to assign its rights or obligations under the Loan Documents, without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 13.3 and (c) any transfer of participating interests in the Loans must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.2.1. The parties to this Agreement acknowledge that clause (b) of this Section 13.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or central bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee, both of which are expressly permitted; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any

Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

Section 13.2    Participations.

13.2.1     Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities other than an Ineligible Institution (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

13.2.2     Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver specified in Sections 8.2(a) through (f) with respect to any Loan or Commitment in which such Participant has an interest.

13.2.3     Benefit of Certain Provisions. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. The Borrowers further agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 10.6 and 10.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3 (subject to the requirements and limitations therein, including the requirements under Section 3.5(f) (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender)), provided that (a) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrowers, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, (b) such Participant agrees to be subject to the provisions of Section 3.6 as if it were an assignee under paragraph (b) of this Section and (c) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5(f) to the same extent as if it were a Lender. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.6 with respect to any Participant.

13.2.4    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

Section 13.3    Assignments.

13.3.1     Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities other than Ineligible Institutions (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit G or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Company and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000; provided, that (i) the foregoing consent of the Company shall not be required if a Default has occurred and is continuing, and (ii) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 10 Business Days after having received notice thereof. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

13.3.2     Consents. The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided, that (i) the consent of the Company shall not be required if a Default has occurred and is continuing, and (ii) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 5 Business Days after having received notice thereof. The consent of the Agent shall be required prior to an assignment becoming effective unless (x) the Purchaser is a Lender or (y) solely to the extent the assignor is a Person that was a Lender on the Execution Date, the Purchaser is an Affiliate of such Lender or an Approved Fund. Any consent required under this Section 13.3.2 shall not be unreasonably withheld or delayed.

13.3.3     Effect; Effective Date. Upon (a) delivery to the Agent of an assignment (or, to the extent applicable, an agreement incorporating such an assignment by reference pursuant to a Platform as to which the Agent and the parties to such assignment are participants), together with any consents required by Sections 13.3.1 and 13.3.2, (b) payment of a $3,500 fee to the Agent for processing such assignment (unless the Purchaser is an Affiliate of the assigning Lender or such fee is waived by the Agent) and (c) the delivery by the Purchaser to the Agent of an Administrative Questionnaire, such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.3, the transferor Lender, the Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

13.3.4     Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In the absence of manifest error, the entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, at any reasonable time and from time to time upon reasonable prior notice.

Section 13.4    Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of such Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by an agreement containing provisions at least as restrictive as those of Section 10.11 of this Agreement.

Section 13.5    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

ARTICLE XIV
NOTICES; ELECTRONIC PLATFORMS

Section 14.1    Notices. Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Company or the Agent, at its address, facsimile number or e-mail address set forth on the signature pages hereof, (b) in the case of any Lender, at its address, facsimile number or e-mail address set forth below its signature hereto or (c) in the case of any party, at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the Agent and the Company in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (x) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section 14.1 and confirmation of receipt is received, (y) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (z) if given by any other means, when delivered (or, in the case of electronic transmission, received with notices and other communications sent to an e-mail address deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement)), at the address specified in this Section 14.1; provided that notices to the Agent under Article II shall not be effective until received, and provided, further, that if an electronic communication or facsimile is not sent during the normal business hours of the recipient at its applicable location, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. References elsewhere in this Agreement to the giving of notices by electronic mail shall be effective only to the extent that the applicable Borrower, Lender or the Agent, as applicable, has agreed to accept such notices in such manner pursuant to this Section 14.1.

Section 14.2    Change of Address. Any Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

Section 14.3    Electronic Platforms. Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. Unless the Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon receipt by the intended recipient, at its e-mail address as described in Section 14.1, of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice, email or other communication is not sent during the normal business hours of the recipient at its applicable location, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

ARTICLE XV
COUNTERPARTS

(a)    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Agent and the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois Electronic Commerce Security Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format (other than telecopy, emailed pdf. or any other electronic means that reproduces an image of the manually executed signature page) without its prior written consent.

ARTICLE XVI
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 16.1    CHOICE OF LAW. (a) THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL

BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

(b)    Each of the Lenders and the Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of Illinois.

Section 16.2    CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD PARTY CLAIMS BROUGHT AGAINST THE AGENT OR ANY OF ITS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS. EACH BORROWER THAT IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OUTSIDE THE UNITED STATES HEREBY APPOINTS THE COMPANY AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND SHALL PROVIDE WRITTEN EVIDENCE OF SUCH APPOINTMENT OF COMPANY ON OR BEFORE THE DATE ON WHICH IT BECOMES A BORROWER HEREUNDER.

Section 16.3    WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO,

OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, the Lenders and the Agent have executed this Agreement as of the date first above written.
ILLINOIS TOOL WORKS INC.
By: /s/ Michael M. Larsen
Title: Senior Vice President and Chief Financial Officer
By: /s/ David O. Livingston
Title: Vice President Business Development/Treasury

Address:	155 Harlem Avenue Glenview, IL 60026-4075

Attention:	Michael M. Larsen

Title:	Senior Vice President and Chief Financial Officer

Telephone:	(847) 724‑7500

Facsimile:	(224) 661‑7402

E-mail Address:	mlarsen@itw.com

[Signature Page to Five Year Credit Agreement]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually and as Agent
By: /s/ James Shender
Title: Vice President

Address:	383 Madison Avenue
Floor 24
New York, New York 10179

Attention:	James Shender

Telephone:	(212) 270-4286

Facsimile:	(212) 270-5100
E-mail Address:
james.m.shender@jpmorgan.com

[Signature Page to Five Year Credit Agreement]

CITIBANK, N.A., as a Lender

/s/ Susan M. Olsen
By: Susan M. Olsen
Title: Vice President

Address:	388 Greenwich Street
New York, NY 10013

Attention: Susan Manuelle
Title: Managing Director
Telephone: (212) 816-0962
Facsimile: (646) 352-0751
E-mail Address: susan.k.manuelle@citi.com

[Signature Page to Five Year Credit Agreement]

Commerzbank AG, New York Branch, as a Lender

By: /s/ Michael Ravelo
Name: Michael Ravelo
Title: Managing Director

By: /s/ John W. Deegan
Name: John W. Deegan
Title: Director

Address: 225 Liberty Street
32nd Floor
New York, NY 10281

Attention: Jack Deegan
Title: Director
Telephone: +1 212 266 7646
E-mail Address:
jack.deegan@commerzbank.com

[Signature Page to Five Year Credit Agreement]

HSBC BANK USA, N.A., as a Lender

By: /s/ Matthew W. McLaurin
Title: Director

Address: 227 W Monroe St., Suite 1850,
Chicago, IL 60606

Attention: Matthew W. McLaurin
Title: Director
Telephone: (312) 357-3920
Facsimile: (312) 357-3999
E-mail: matthew.w.mclaurin@us.hsbc.com

[Signature Page to Five Year Credit Agreement]

ING Bank N.V., Dublin Branch, as a Lender

/s/ Sean Hassett
By: Sean Hassett
Title: Director

/s/ Ciaran Dunne
By: Ciaran Dunne
Title: Director

Address: ING Bank N.V., Dublin Branch
Block 4 Dundrum Town Centre,
Sandyford Road
D16 A4W6
Ireland

Attention: Aidan McGeown
Title: Transaction Manager
Telephone: 00353 1 638 4071
Facsimile: 00353 1 637 4050
E-mail: Aidan.McGeown@ING.com

[Signature Page to Five Year Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By: /s/ Donna DeMagistris
Title: Authorized Signatory

Address: 1251 Avenue of the Americas, New York, NY 10020

Attention: Donna DeMagistris
Title: Authorized Signatory
Telephone: 212-282-3335
E-mail Address: donna.demagistris@mizuhogroup.com

[Signature Page to Five Year Credit Agreement]

SOCIETE GENERALE,
as a Lender

By: /s/ Kimberly Metzger
Kimberly Metzger
Title: Director

Address: 425 South Financial Place
Suite 2400
Chicago, IL 60605

Attention:	Kimberly Metzger

Title:	Director

Telephone:	312-894-6235
E-mail Address: kimberly.metzger@sgcib.com

[Signature Page to Five Year Credit Agreement]

AUSTRALIA AND NEW ZEALND
BANKING GROUP LIMITED, as a Lender

/s/ Robert Grillo

By: Robert Grillo
Title: Director

Address:
277 Park Avenue, 31st Floor
New York, NY 10172

Attention:	Robert Grillo

Title:	Director

Telephone:	(212) 801-9846
Facsimile:    NA
E-mail Address: Robert.Grillo@anz.com

[Signature Page to Five Year Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By: /s/ Sean Duggan
Title: Vice President

Address: 745 7th Avenue
New York, NY 10019

Attention: Sean Duggan
Title: Vice President
Telephone: (212) 526-7366
Facsimile: (646) 758-1438
E-mail Address: sean.duggan@barclays.com

[Signature Page to Five Year Credit Agreement]

BMO HARRIS BANK N.A., as a Lender

/s/ Travis Gehrke

By: Travis Gehrke
Title: Vice President

Address: 115 South LaSalle Street
19th Floor West
Chicago, Illinois 60603

Attention: Travis Gehrke
Title: Vice President
Telephone: 312-461-5748
Facsimile: 312-765-1136
E-mail Address: travis.gehrke@bmo.com

[Signature Page to Five Year Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By: /s/ Ryan Durkin
Title: Authorized Signatory
Name: Ryan Durkin

[Signature Page to Five Year Credit Agreement]

THE NORTHERN TRUST COMPANY, as a Lender

/s/ Lisa DeCristofaro
By: Lisa DeCristofaro
Title: SVP

Address: 50 S. LaSalle St.
Chicago, IL 60603
Attention: Lisa DeCristofaro
Title: SVP
Telephone: 312-444-2336
Facsimile:
E-mail Address: lm79@ntrs.com

[Signature Page to Five Year Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Bradley Magnus
Title: Vice President

Address:	10 S. Wacker Dr., 22nd Floor
Chicago, IL 60606

Attention:	Bradley Magnus

Title:	Vice President

Telephone:	312-920-3568
Facsimile:    312-533-4783
E-mail Address: Bradley.Magnus@wellsfargo.com

[Signature Page to Five Year Credit Agreement]

BANK OF CHINA, CHICAGO BRANCH,
as a Lender

By: /s/ Kai Wu
Title: SVP

Address: 111 S. Wacker Drive, Suite #4800
Chicago, IL 60606

Attention: Kai Wu
Title: SVP, Deputy Branch Manager
Telephone: (312)753-6713
Facsimile: (312)753-6721
E-mail Address: Kaiwu@bocusa.com

[Signature Page to Five Year Credit Agreement]

DANSKE BANK A/S, as a Lender

/s/ Merete Ryvald
By: Merete Ryvald
Title: Chief Loan Manager

/s/ Gert Carstens
By: Gert Carstens
Title: Senior Loan Manager

Address:
Danske Bank A/S
2-12 Holmens Kanal
DK-1092 Copenhagen K
Denmark

Attention: Christiaan Rudolf Barnard
Title: Senior Banker
Telephone: +45 40 20 96 82
Facsimile: +45 45 13 88 19
E-mail Address: cbar@danskebank.dk

[Signature Page to Five Year Credit Agreement]

INTESA SANPAOLO S.P.A., NEW YORK BRANCH

By: /s/ Francesco Calcara
Name: Francesco Calcara
Title: VP-Senior Relationship Manager

By: /s/ Alessandro Toigo
Name: Alessandro Toigo
Title: Regional Business Manager

[Signature Page to Five Year Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ James N. DeVries
James N. DeVries
Senior Vice President

Address:	190 S. LaSalle Street
MK-IL-SL9C
Chicago, IL 60603

Attention:	Ronald W. Denno

Title:	Assistant Vice President

Telephone:	312-325-8913
Facsimile:    312-325-8754
E-mail Address: ronald.denno@usbank.com

[Signature Page to Five Year Credit Agreement]

Agricultural Bank of China Ltd., New York Branch, as a Lender

/s/ Nelson Chou
By: Nelson Chou
Title: Head of Corporate Banking

Address: 277 Park Ave, 30th Floor, New York, NY 10172

Attention: Wei Zhu
Title: Vice President
Telephone: 646 738 5263
Facsimile: 646 738 5291
E-mail Address: zhuwei@abchinausa.com

[Signature Page to Five Year Credit Agreement]

BANCO BILBAO VIZCAYA
ARGENTARIA,S.A. NEW YORK BRANCH, as a Lender

By: /s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By: /s/ Miriam Trautmann
Name: Miriam Trautmann
Title: Senior Vice President

[Signature Page to Five Year Credit Agreement]

SCHEDULE I
EUROCURRENCY PAYMENT OFFICES OF THE AGENT*

Currency	EuroCurrency Payment Office
All Agreed Currencies	JPMorgan Chase Bank, N.A.

Eurocurrency Payment Offices are to be designated by Agent at time of borrowing or payment

*Accounts to be provided before payments made

Schedule I - 1

SCHEDULE II

ILLINOIS TOOL WORKS INC.
Lenders’ Commitments

Lender	Commitment	Commitment Percentage
JPMorgan Chase Bank, N.A.	$205,000,000	8.2%
Citibank, N.A.	$205,000,000	8.2%
Commerzbank AG, New York Branch	$152,000,000	6.1%
HSBC Bank USA, N.A.	$152,000,000	6.1%
ING Bank N.V.	$152,000,000	6.1%
Mizuho Bank, Ltd.	$152,000,000	6.1%
Societe Generale	$152,000,000	6.1%
Australia and New Zealand Banking Group Limited	$135,000,000	5.4%
Barclays Bank PLC	$135,000,000	5.4%
BMO Harris Bank N.A.	$135,000,000	5.4%
Goldman Sachs Bank USA	$135,000,000	5.4%
The Northern Trust Company	$135,000,000	5.4%
Wells Fargo Bank, National Association	$135,000,000	5.4%
Bank of China, Chicago Branch	$100,000,000	4.0%
Danke Bank A/S	$100,000,000	4.0%
Intesa Sanpaolo S.p.A., New York Branch	$100,000,000	4.0%
U.S. Bank National Association	$100,000,000	4.0%
Agricultural Bank of China Ltd., New York Branch	$60,000,000	2.4%
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$60,000,000	2.4%
Total	$2,500,000,000	100.0%

Schedule II - 1

SCHEDULE III

PRICING SCHEDULE

FIVE YEAR FACILITY	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
LIBOR Market Rate Spread (min/max)	0.25%/0.75%	0.25%/0.75%	0.375%/0.875%	0.50%/1.00%	0.625%/1.25%
Commitment Fee Rate	4.5 bps	5.0 bps	7.0 bps	9.0 bps	11.0 bps

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Company’s Moody’s Rating is Aa3 or better or the Company’s S&P Rating is AA- or better.

“Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) the Company’s Moody’s Rating is A1 or better or the Company’s S&P Rating is A+ or better.

“Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Company’s Moody’s Rating is A2 or better or the Company’s S&P Rating is A or better.

“Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Company’s Moody’s Rating is A3 or better or the Company’s S&P Rating is A- or better.

“Level V Status” exists at any date if, on such date, the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Rating” means a Moody’s Rating or S&P Rating.

“S&P Rating” means, at any time, the rating issued by S&P, and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The LIBOR Market Rate Spread and the Commitment Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Status as determined from its then-current Moody’s and S&P Ratings. The Rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Company has no Moody’s Rating and no S&P Rating, Level V Status shall exist. If at any time a different credit rating is issued by either Moody’s or S&P, then the higher of such credit ratings shall apply (with the credit rating for Level I being the highest and the credit rating for Level V being the lowest), unless there is a split in credit ratings of more than one Level, in which case the Level that is one Level higher than the Level of the lower credit rating shall apply.

Schedule III - 1